UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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First Solar, Inc.

(Name of Registrant as Specified in its Charter)

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First Solar, Inc.

350 West Washington Street

Suite 600

Tempe, Arizona 85281

April 9, 2014

Dear Stockholder:

You are cordially invited to attend our 2014 annual meeting of stockholders of First Solar, Inc. to be held on Wednesday, May 21, 2014 at 9:00 a.m., local time, at the Tempe Mission Palms Hotel, 60 East Fifth Street, Tempe, Arizona 85281.

Details regarding admission to the meeting and the business to be conducted are described in the Notice of Internet Availability of Proxy Materials (the “Notice”) you received in the mail and in this proxy statement. We have also made available a copy of our 2013 Annual Report to Stockholders (the “2013 Annual Report”) with this proxy statement. We encourage you to read our 2013 Annual Report. It includes our audited financial statements and information about our operations, markets and products.

We have elected to provide access to our proxy materials on the Internet under the Securities and Exchange Commission’s “notice and access” rules. We are pleased to take advantage of these rules and believe that they enable us to provide you with the information you need, while making delivery more efficient and more environmentally friendly. In accordance with these rules, we have sent the Notice to each of our stockholders providing instructions on how to access our proxy materials and our 2013 Annual Report on the Internet.

Your vote is important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote on the Internet, as well as by telephone or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. Please review the instructions on each of your voting options described in this proxy statement as well as in the Notice you received in the mail.

The executive team looks forward to greeting those of you who are able to attend the annual meeting in Tempe.

Sincerely,

James A. Hughes Chief Executive Officer

First Solar, Inc.

350 West Washington Street

Suite 600

Tempe, Arizona 85281

Notice of Annual Meeting of Stockholders

The 2014 annual meeting of stockholders of First Solar, Inc. will be held on Wednesday, May 21, 2014, at 9:00 a.m., local time. The annual meeting will take place at the Tempe Mission Palms Hotel, 60 East Fifth Street, Tempe, Arizona 85281.

The purposes of the annual meeting are as follows:

1. to elect eleven members of the board of directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified;

2. to ratify the appointment of PricewaterhouseCoopers LLP as First Solar, Inc.’s independent registered public accounting firm for the year ending December 31, 2014;

3. to hold an advisory vote on executive compensation;

4. to vote upon two proposals submitted by stockholders as described in this proxy statement; and

5. to transact such other business as may properly come before the annual meeting.

Any action may be taken on the foregoing proposals at the annual meeting on the date specified above or on any date or dates to which the annual meeting may be adjourned or postponed.

The close of business on April 1, 2014 is the record date for determining stockholders entitled to vote at the annual meeting. Only holders of common stock of First Solar, Inc. as of the record date are entitled to vote on some or all of the matters listed in this notice of annual meeting. A complete list of stockholders entitled to vote at the annual meeting will be available for inspection by stockholders during normal business hours at our corporate headquarters located at 350 West Washington Street, Suite 600, Tempe, Arizona 85281, during the ten days prior to the annual meeting as well as at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Peter C. Bartolino
Secretary
April 9, 2014

Your vote is very important

Whether or not you plan to attend the annual meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice you received in the mail, the section entitled Questions and Answers About the Annual Meeting beginning on page 1 of this proxy statement or, if you requested to receive printed proxy materials, your enclosed proxy card.

First Solar, Inc.

350 West Washington Street

Suite 600

Tempe, Arizona 85281

PROXY STATEMENT

This proxy statement is being furnished in connection with the solicitation of proxies by the board of directors of First Solar, Inc., a Delaware corporation (“First Solar” or the “Company”), for use at the annual meeting of the Company’s stockholders to be held on Wednesday, May 21, 2014 at the Tempe Mission Palms Hotel, 60 East Fifth Street, Tempe, Arizona 85281, commencing at 9:00 a.m., local time, and at any adjournment or postponement. The Notice of Internet Availability of Proxy Materials (the “Notice”) relating to the annual meeting is first being mailed to stockholders, and this proxy statement is first being made available to stockholders, on or about April 9, 2014.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders are being asked to consider and vote upon the following matters:

•	the election of eleven members of our board of directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified;

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014;

•	an advisory vote on executive compensation; and

•	the two stockholder proposals, if properly presented at the annual meeting, as described on pages 52 through 57 of this proxy statement.

The stockholders will also transact any other business that may properly come before the annual meeting.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission (the “Commission” or the “SEC”), we may furnish proxy materials, including this proxy statement and our 2013 Annual Report to Stockholders (the “2013 Annual Report”), to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. You will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice instructs you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

How do I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

•	View our proxy materials for the annual meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the environmental impact of printing and mailing these materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

How does the board of directors recommend that I vote?

Our board of directors recommends that you vote your shares (1) “FOR” each of the nominees to the board of directors, (2) “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014, (3) “FOR” the approval (in a non-binding advisory vote) of the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement, and (4) “AGAINST” each of the stockholder proposals described on pages 52 through 57 of this proxy statement.

Who is entitled to vote?

The record date for the annual meeting is April 1, 2014. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting. Attendance at the meeting will be limited to such stockholders of record, their proxies, beneficial owners having evidence of ownership on that date and invited guests of the Company.

The Company’s sole outstanding capital stock is its common stock, with a par value of $0.001 per share. Each holder of the Company’s common stock is entitled to one vote per share on each matter submitted at the annual meeting. At the close of business on the record date there were 100,095,206 shares of the Company’s common stock outstanding and eligible to vote at the annual meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most First Solar stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record, and the Notice was sent directly to you by First Solar. As the stockholder of record, you have the right to grant your voting proxy directly to First Solar or to vote in person at the annual meeting. If you requested to receive printed proxy materials, First Solar has enclosed or sent a proxy card for your use. You may also vote on the Internet or by telephone, as described in the Notice and below under the heading “How can I vote my shares without attending the annual meeting?”

Beneficial Owner

If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust or other similar organization, like the vast majority of our stockholders, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, trustee or nominee how to vote your shares, and you are also invited to attend the annual meeting.

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the annual meeting unless you obtain a “legal proxy” from the broker, bank, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting. If you do not wish to vote in person or you will not be attending the annual meeting, you may vote by proxy. You may vote by proxy over the Internet or by telephone, as described in the Notice and below under the heading “How can I vote my shares without attending the annual meeting?”

How can I vote my shares in person at the annual meeting?

Shares held in your name as the stockholder of record may be voted by you in person at the annual meeting. Shares held beneficially in street name may be voted by you in person at the annual meeting only if you obtain a legal proxy from the broker, bank, trustee or nominee that holds your shares giving you the right to vote the shares.

Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

How can I vote my shares without attending the annual meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the annual meeting. If you are a stockholder of record, you may vote by proxy. You can vote by proxy over the internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by mail or telephone pursuant to instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy over the Internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by telephone or mail by following the voting instruction card provided to you by your broker, bank, trustee or nominee.

Can I change my vote after I submit my proxy?

Yes, you may change your vote at any time prior to the vote at the annual meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to First Solar’s Corporate Secretary at 350 West Washington Street, Suite 600, Tempe, Arizona 85281 prior to your shares being voted, or by attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee following the instruction they provided, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the annual meeting and voting in person.

How many shares must be present to hold the annual meeting?

A quorum must be present at the annual meeting for any business to be conducted. The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of voting stock outstanding on the record date, determined by voting power, will constitute a quorum. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum. If a quorum is not present, the chairman of the annual meeting may adjourn the annual meeting until a quorum is present.

What is the voting requirement to approve each of the proposals?

In the election of directors, the affirmative vote of a plurality of the votes cast is required to elect the eleven nominees as directors. This means that the eleven nominees will be elected if they receive more affirmative votes than any other person. You may not accumulate your votes for the election of directors. Please note that brokers may not use discretionary authority to vote shares on the election of directors if they have not received specific instructions from their clients. For your vote to be counted in the election of directors, you will need to communicate your voting decisions to your bank, broker or other holder of record before the date of the annual meeting.

Because your vote is advisory on Proposal No. 3, it will not be binding on the board of directors or the Company. However, the board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014 and each of the stockholder proposals described on pages 52 through 57 of this proxy statement requires the affirmative vote of a majority of the voting power of the Company’s common stock present at the meeting in person or by proxy and entitled to vote as of the record date.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote or votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions, on the other hand, have the same effect as votes against the matter.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the board of directors may either reduce the number of directors to be elected or cause a substitute nominee to be selected. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

Who pays for the costs of soliciting proxies?

The Company will pay the cost of soliciting proxies. The Company has retained Alliance Advisors, LLC (“Alliance”) to act as a proxy solicitor in conjunction with the annual meeting. Alliance may assist us in soliciting proxies by telephone and by other means. We anticipate paying Alliance a fee not to exceed $5,500 plus reasonable out-of-pocket expenses for proxy solicitation services.

In addition, the Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of voting stock. In addition to solicitation by mail, directors, officers and associates (which is our term for employees and is used throughout this proxy statement to mean employees) of the Company may solicit proxies personally, by telephone or by electronic communication, without additional compensation.

How do I obtain more information about the Company?

A copy of our 2013 Annual Report is available on the website http://www.envisionreports.com/fslr. Our Annual Report on Form 10-K for the year ended December 31, 2013 is available on our investor relations website at http://investor.firstsolar.com under “SEC Filings.” You may also obtain, free of charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2013 by writing to Investor Relations, First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281; Email: investor@firstsolar.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF THE STOCKHOLDERS TO BE HELD ON MAY 21, 2014

This proxy statement and our 2013 Annual Report are available at http://www.envisionreports.com/fslr.

A Note About the Company Website

Although we include references to our website (www.firstsolar.com) throughout this proxy statement, information that is included on our website is not incorporated by reference into, and is not a part of, this proxy statement. Our website address is included as an inactive textual reference only.

We use our website as a means of disclosing material non-public information and for complying with our disclosure obligations under the SEC’s Regulation FD. Such disclosures will typically be included within the Investor Relations section of our website. Accordingly, investors should monitor such portions of our website, in addition to following our press releases, SEC filings and public conference calls and webcasts.

CORPORATE GOVERNANCE

We adopted corporate governance guidelines that address the governance activities of the board of directors and include criteria for determining the independence of the members of our board. These guidelines are in addition to the requirements of the Commission and The NASDAQ Stock Market (“NASDAQ”). The guidelines also include requirements for the standing committees of the board, responsibilities for board members and the annual evaluation of the board’s and its committees’ effectiveness. The corporate governance guidelines are available on our website at www.firstsolar.com under “Investors — Corporate Governance.” At any time that these guidelines are not available on our website, we will provide a copy upon written request made to Investor Relations, First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281.

Independence

The board of directors has determined that the following directors are “independent” as required by the Sarbanes-Oxley Act of 2002, SEC rules and regulations, the listing standards of NASDAQ and our corporate governance guidelines (collectively, the “Independence Criteria”): Sharon L. Allen, Richard D. Chapman, George A. (“Chip”) Hambro, Craig Kennedy, James F. Nolan, William J. Post, J. Thomas Presby, Paul H. Stebbins and Michael Sweeney. The board of directors has also concluded that the members of each of the audit, compensation and nominating and governance committees are “independent” in accordance with the Independence Criteria and such other laws and regulations as may be applicable to those committees in accordance with their charter.

Code of Business Conduct and Ethics

We have a code of business conduct and ethics that applies to all directors and associates, including our chairman, chief executive officer, chief financial officer, other directors and executive officers, and all of our associates in the global organization. These standards are designed to deter wrongdoing and to promote the honest and ethical conduct of all associates. The code of business conduct and ethics is posted on our website at www.firstsolar.com under “Investors — Corporate Governance.” Any substantive amendment to, or waiver from, any provision of the code of business conduct and ethics with respect to any director or executive officer will be posted on our website.

Board of Directors Composition

Our board of directors is currently composed of eleven directors: nine independent directors and two non-independent directors, our chairman of the board and our chief executive officer.

Board of Directors Leadership Structure

The board’s current leadership structure separates the positions of chairman and chief executive officer. Michael J. Ahearn served as the Company’s chief executive officer and chairman of the board during 2009 until being succeeded as chief executive officer by Robert J. Gillette on October 1, 2009, at which time, Mr. Ahearn served as executive chairman (an executive officer position) through December 31, 2010. Effective January 1, 2011, Mr. Ahearn resigned from the executive chairman position to serve solely as our non-executive chairman. Effective as of October 25, 2011, Mr. Gillette resigned from the board in connection with his departure from the Company. On October 26, 2011, Mr. Ahearn assumed the role of interim chief executive officer in addition to his role as chairman of the board. With the appointment of Mr. Hughes as our chief executive officer effective May 3, 2012, Mr. Ahearn resigned as an employee of the Company on July 30, 2012, and effective July 31, 2012, became the non-executive chairman.

Although the roles of chief executive officer and chairman of the board are currently separated, the board has not adopted a formal policy regarding leadership structure and instead believes that the right structure should be based on the needs and circumstances of the Company, its board and its stockholders at a given point in time, and that the board should remain adaptable to shaping the leadership structure as those needs change. With the departure of Mr. Gillette in October 2011and the willingness of Mr. Ahearn to serve as chief executive officer on an interim basis, the board determined that a structure, with the roles of chief executive officer and chairman of the board combined, was appropriate at the time based upon Company-specific circumstances. With the appointment of Mr. Hughes as chief executive officer in May 2012, the board determined that the current structure, with the role of chief executive officer and chairman of the board separated, is appropriate under Company-specific circumstances.

The Board’s Role in Risk Oversight

The Company has a comprehensive risk management process in which management is responsible for identifying and managing the Company’s risks and the board and its committees provide oversight in connection with these efforts. Risks are identified, assessed and managed on an ongoing basis and communicated to management during periodic management meetings or otherwise as appropriate. Existing and potential material risks are addressed during periodic senior management meetings, resulting in both board and committee discussions and public disclosure, as appropriate. Further, risk assessment is embedded in the Company’s business decision making, business planning and strategic planning.

The board is responsible for overseeing management in the execution of its risk management responsibilities and for assessing the Company’s approach to risk management. The board administers this risk oversight function either through the full board or through one of its five standing committees, each of which examines various components of the Company’s enterprise risks as part of its responsibilities. The full board reviews enterprise-wide strategic risks and certain other higher risk areas on a regular basis. An overall review of risk is inherent in the board’s consideration of the Company’s long-term strategies and in the transactions and other matters presented to the board, including capital expenditures, manufacturing capacity expansions, acquisitions and significant financial matters. The audit committee oversees financial risks (including risks associated with accounting, financial reporting, enterprise resource planning system implementation, foreign currencies and the collectability of accounts receivable), legal and compliance risks and other risk management functions. The compensation committee considers risks related to the attraction and retention of talent (including management succession planning) and risks relating to the design of compensation programs and arrangements, including a periodic review of such compensation programs to ensure that they do not encourage excessive risk-taking. The nominating and governance committee considers risks related to corporate governance practices. The project development committee considers risks related to our project development, project selling, and related project finance activities. The technology committee considers risks related to our products (such as product warranty and product quality and reliability) and to our ability to achieve the targets in our product and technology roadmaps.

Management regularly reports on risk-related matters to the board or the relevant committee thereof. Management presentations containing information regarding risks and risk management initiatives are given throughout the year in connection with board and committee quarterly and special meetings as well as other communications as needed or as requested by the board or committee. In addition, the Company’s vice president of internal audit and risk management reports to the audit committee at least once per year, and has open access to the chair of the audit committee.

Policy Regarding Hedging of Company Securities

The Company’s Insider Trading Policy prohibits its directors and all associates, including all named executive officers, from engaging in any short sales with respect to Company securities, buying or selling puts, calls or derivatives on Company securities and purchases of Company securities on margin.

Share Ownership Requirements

The Company remains committed to reviewing and tracking the implementation of the share ownership guidelines we adopted in February 2010 pursuant to which the Company’s executive officers and non-associate directors were afforded three years to achieve share holdings equal to three times their annual base salary or annual retainer, as applicable, and five times annual base salary for the chief executive officer. We amended these guidelines in 2012 to increase the chief executive officer’s required holdings from five times to six times annual base salary. In addition, on the recommendation of our independent compensation consultant and to conform to market practice, we amended the guidelines to allow executives and directors five, rather than three, years to obtain the required ownership levels.

Committee Composition

We have five standing committees of the board: the audit committee, the compensation committee, the nominating and governance committee, the project development committee and the technology committee. The committee membership and meetings during 2013 and the function of each of the committees are described below.

During 2013, the board of directors held 10 board meetings and acted by unanimous written consent one time. Each director attended at least 75% of the aggregate of all board of directors meetings and committee meetings for the committees on which he or she serves.

The following is a list of all directors and the committees on which the directors serve as of April 1, 2014:

Board of Directors Member	Audit Committee	Compensation Committee	Nominating and Governance Committee	Project Development Committee	Technology Committee
Michael J. Ahearn	—	—	—	—	Member
Sharon L. Allen	Member	—	—	—	Member
Richard D. Chapman	—	Member	—	—	—
George A. (“Chip”) Hambro	—	—	—	—	Chair
James A. Hughes	—	—	—	—	—
Craig Kennedy	Member	—	—	Member	—
James F. Nolan	—	—	—	—	Member
William J. Post	—	Member	—	Chair	—
J. Thomas Presby	Chair	—	Member	Member	—
Paul H. Stebbins	Member	Member	Chair	Member	—
Michael Sweeney	—	Chair	Member	—	—

Audit Committee

The audit committee oversees our financial reporting process on behalf of the board of directors and reports to the board of directors the results of these activities, including reviewing the systems of internal controls established by management, our audit and compliance process and financial reporting filings. The audit committee, among other duties, engages the independent registered public accounting firm, pre-approves all audit and non-audit services provided by the independent registered public accounting firm, reviews with the independent registered public accounting firm the plans and results of the audit engagement, considers whether any non-audit services provided by the independent registered public accounting firm conflict with the independence of such independent registered public accounting firm and reviews the independence of the independent registered public accounting firm. During 2013, the audit committee held seven meetings.

J. Thomas Presby (Chair), Sharon L. Allen, Craig Kennedy and Paul H. Stebbins serve on our audit committee. Each member of the audit committee meets the standards for financial knowledge for companies listed on NASDAQ. In addition, the board of directors has determined that Mr. Presby and Ms. Allen are qualified as audit committee financial experts within the meaning of Commission regulations.

The audit committee operates pursuant to a written charter and is of the view that it has complied with its charter. A copy of the audit committee’s charter is available on our website at www.firstsolar.com under “Investors — Corporate Governance.”

Compensation Committee

The compensation committee reviews and recommends compensation and benefit plans for the Company’s officers and directors, including non-associate directors, reviews the base salary and incentive compensation for each executive officer, reviews and approves corporate goals and objectives relevant to our chief executive officer’s compensation, administers our incentive compensation program for key executive and management associates and reviews at least annually the benefits strategy related to benefits for all associates. During 2013, the compensation committee held seven meetings. In 2013, as in prior years, the compensation committee directly engaged Compensation Strategies, Inc., an independent compensation consulting firm, to provide data related to the compensation practices of our peer group and comparative analysis of our compensation practices with such practices at our peer group companies. The compensation committee reviews the information provided by Compensation Strategies, Inc. and analyzes overall compensation to ensure that subjective factors such as responsibilities, positions and individual performance and other similar conditions are recognized, and also considers information and recommendations from management regarding past, present and future compensation of our named executive officers under various payment scenarios. For further discussion of the nature and scope of the independent compensation consultant’s assignment, see “Compensation Discussion and Analysis — Compensation Committee Practices — Review of Peer Company Data.” The aggregate fees paid Compensation Strategies, Inc. were $188,484. The fees were incurred solely for services relating to executive and board compensation.

In connection with the change to our compensation committee charter approved by our board in May 2013, the compensation committee has implemented a number of safeguards to ensure that Compensation Strategies, Inc. provides the compensation committee with independent and objective advice, including through directly retaining Compensation Strategies, Inc., having the sole authority to terminate Compensation Strategies, Inc. and determining the terms and conditions of Compensation Strategies, Inc.’s engagement, including the fees charged. Pursuant to its amended compensation committee charter, the compensation committee also considers the independence of its advisors, including Compensation Strategies, Inc., annually on the basis of the following six independence factors adopted by the listing of NASDAQ, which have been addressed in certifications provided to the compensation committee by its advisors:

•	whether the advisor provides other services to the Company;

•	the amount of fees received from the Company as a percentage of the advisor’s total revenues;

•	whether the advisor has policies and procedures designed to prevent a conflict of interest;

•	whether a business relationship exists between the advisor and any member of the compensation committee or management;

•	whether a personal relationship exists between the advisor and any member of the compensation committee or management; and

•	whether the advisor owns Company stock.

In May 2013, in connection with and prior to its determination to renew its engagement of Compensation Strategies, Inc. for another year and consistent with its charter, the compensation committee conducted an independent analysis of the relationship of Compensation Strategies, Inc. to the Company, including a review of potential conflicts of interest, and concluded that Compensation Strategies, Inc. is independent.

Michael Sweeney (Chair), Richard D. Chapman, William J. Post and Paul H. Stebbins serve on our compensation committee.

The compensation committee operates pursuant to a written charter and is of the view that it has complied with its charter. A copy of the compensation committee’s charter is available on our website at www.firstsolar.com under “Investors — Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has been an executive officer or associate of the Company during our last completed fiscal year. During our last completed fiscal year, none of our executive officers served as a member of the compensation committee of any entity that has one or more executive officers serving on our compensation committee.

Nominating and Governance Committee

The nominating and governance committee reviews the composition and performance of the board and its committees and leads the process to assess their performance, assesses candidates for appointment to the board and recommends to the board whether such candidates should stand for election at the next meeting of stockholders. During 2013, the nominating and governance committee held five meetings.

Paul H. Stebbins (Chair), J. Thomas Presby and Michael Sweeney serve on our nominating and governance committee.

The nominating and governance committee operates pursuant to a written charter and is of the view that it has complied with its charter. A copy of the nominating and governance committee’s charter is available on our website at www.firstsolar.com under “Investors — Corporate Governance.”

Nomination Procedures

Director nominees are recommended by the nominating and governance committee for selection by the board of directors. In considering new nominees for the board of directors, the nominating and governance committee considers qualified individuals who, if added to the board of directors, would provide the mix of director characteristics, experience, perspectives and skills appropriate for the Company. In accordance with the corporate governance guidelines adopted by the board and the nominating and governance committee charter, criteria for selection of candidates include, but are not limited to: (i) roles and contributions valuable to the business community; (ii) personal qualities of leadership, character, judgment and whether the candidate possesses and maintains a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards; (iii) relevant knowledge and diversity of background and experience in such areas as business, technology, finance and accounting, marketing, government relations and other disciplines relevant to the Company’s business; and (iv) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings.

As indicated by these criteria, the board and the nominating and governance committee seek a diversity of background and experience among board members. The nominating and governance committee does not follow any ratio or formula to determine the appropriate mix. Rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of board service at the Company. The effectiveness of this approach is evidenced by the directors’ participation in the insightful and robust deliberation that occurs at board and committee meetings and in shaping the agendas for those meetings.

The board of directors does not have a specific policy for consideration of nominees recommended by security holders due to the fact that, as of April 1, 2014, JCL FSLR Holdings, LLC and its affiliates control approximately 27% of our outstanding common stock and their vote has a significant influence on whether any director nominee recommended by the board of directors or a security holder is elected to the board of directors. However, security holders can recommend a prospective nominee for the board of directors as described below. There have been no recommended nominees from security holders.

Our bylaws require that a stockholder who wishes to nominate an individual for election as a director at our annual meeting must give us advance written notice. The notice must be delivered to or mailed and received by the Corporate Secretary of the Company not later than 90 days or earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting. If the annual meeting for which the recommendation is submitted is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting, such recommendation must be received by the Corporate Secretary of the Company not earlier than 120 days prior to the annual meeting and not later than 90 days prior to such annual meeting or the 10th day following the day on which public announcement of the annual meeting date is first made by the Company.

Stockholders may contact our Corporate Secretary at First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281 for a copy of the relevant bylaw provisions regarding the requirements for nominating director candidates and making stockholder proposals.

Project Development Committee

The project development committee (formerly known as the project development risk committee) oversees the Company’s project development, project selling, and related project finance activities. During 2013, the project development committee held four meetings.

William J. Post (Chair), Craig Kennedy, J. Thomas Presby and Paul H. Stebbins serve on our project development committee.

The project development committee operates pursuant to a written charter and is of the view that it has complied with its charter. A copy of the project development committee’s charter is available on our website at www.firstsolar.com under “Investors — Corporate Governance.”

Technology Committee

The technology committee oversees the Company’s product and technology-related strategies, processes, and programs. During 2013, the technology committee held five meetings.

George A. (“Chip”) Hambro (Chair), Michael J. Ahearn, Sharon L. Allen and James F. Nolan serve on our technology committee.

The technology committee operates pursuant to a written charter and is of the view that it has complied with its charter. A copy of the technology committee’s charter is available on our website at www.firstsolar.com under “Investors — Corporate Governance.”

Stockholder Communications with Directors

A stockholder who wishes to communicate directly with the board, a committee of the board or with an individual director regarding matters related to First Solar should send the communication to:

First Solar, Inc.

Attn: Corporate Secretary

350 West Washington Street

Suite 600

Tempe, Arizona 85281

We will forward all stockholder correspondence about First Solar to the board, committee or individual director, as appropriate. Please note that we will not forward communications that are spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements.

Attendance at Stockholder Meetings

The Company does not have a policy on directors attending the annual stockholders’ meetings. Last year’s annual stockholders’ meeting was held on May 22, 2013 in Phoenix, Arizona and was attended by one director.

DIRECTORS

Members of the board of directors of the Company are elected at each annual meeting of stockholders and serve until the next annual meeting or until their respective successors have been elected and qualified. The following information provided with respect to the principal occupation, affiliations and business experience during the last five years for each of the members of the board of directors has been furnished to us by such members.

The name and certain information regarding each director of the Company are set forth below as of April 1, 2014. There are no family relationships among directors or executive officers of the Company. Each of the following persons has been nominated by the board of directors for election at the annual meeting. In concluding that each of the following individuals should continue to serve as a director, the board considered such person’s qualifications as described below and determined that each such person would continue to provide the contributions to the board as specified below.

Name	Age	Current Position with First Solar	Director Since
Michael J. Ahearn	57	Chairman of the Board	2000
Sharon L. Allen	62	Director	2013
Richard D. Chapman	60	Director	2012
George A. (“Chip”) Hambro	50	Director	2012
James A. Hughes	51	Chief Executive Officer and Director	2012
Craig Kennedy	62	Director	2007
James F. Nolan	82	Director	2003
William J. Post	63	Director	2010
J. Thomas Presby	74	Director	2006
Paul H. Stebbins	57	Director	2006
Michael Sweeney	56	Director	2003

Michael J. Ahearn, Chairman of the Board; Technology Committee. Mr. Ahearn previously served as the Company’s chief executive officer from August 2000 to September 2009; interim chief executive officer from October 2011 to May 2012; executive chairman from October 2009 to December 2010 and May 2012 to July 2012; and non-executive chairman from January 2011 to October 2011 and July 2012 to present. Mr. Ahearn is currently Chairman and Managing Partner of True North Venture Partners, L.P., a venture capital firm he launched in 2011 to invest primarily in early stage companies in the energy, water, agriculture and waste sectors. Prior to First Solar, he was partner and president of an equity investment firm, JWMA (formerly True North Partners, L.L.C.). Prior to joining JWMA, Mr. Ahearn practiced law as a partner in the firm of Gallagher & Kennedy. Mr. Ahearn currently serves as a member of the Board of Directors of Cox Enterprises, Inc.; a member of the Board of Trustees of Thunderbird School of Global Management; a member of the Board of Trustees of The German Marshall Fund; a member of the Board of Directors of Endeavor Global, Inc.; a member of the Global Advisory Board of Beijing Climate Policy Initiative; and a member of the Advisory Board of BDT Capital Partners. Mr. Ahearn holds a B.A. in Finance and a J.D. from Arizona State University. During his tenure as chief executive officer of First Solar, Mr. Ahearn has led the development and expansion of First Solar from a small privately-held company to a successful multinational industry-leading public company; his experience and insights are critical assets to the board of directors.

Sharon L. Allen, Audit Committee, Technology Committee, was elected a director of First Solar in July 2013. Ms. Allen served as U.S. Chairman of Deloitte LLP from 2003 to 2011, retiring from that position in May 2011. Ms. Allen was also a member of the Global Board of Directors, Chair of the Global Risk Committee and U.S. Representative of the Global Governance Committee of Deloitte Touche Tohmatsu Limited from 2003 to May 2011. Ms. Allen worked at Deloitte for nearly 40 years in various leadership roles, including partner and regional managing partner, and was previously responsible for audit and consulting services for a number of Fortune 500 and large private companies. Ms. Allen is currently an independent director of Bank of America Corporation, serving as Chair of the Audit Committee and a member of the Corporate Governance Committee. A Certified Public Accountant, Ms. Allen holds a B.S. in accounting and received an honorary doctorate in administrative sciences from the University of Idaho. Ms. Allen’s deep accounting experience and overall leadership experience from a nearly 40-year career with Deloitte, together with her public company audit committee experience, are valuable resources for the Company, particularly in the areas of audit, financial reporting, corporate governance, risk management and overall management of large, complex businesses.

Richard D. Chapman, Compensation Committee, was elected a director of First Solar in May 2012. Mr. Chapman serves as the Chief Financial Officer of Walton Enterprises, Inc., where he has worked since 1983. In this capacity, Mr. Chapman oversees all aspects of the Walton Family Office in Arkansas. Mr. Chapman currently serves on the boards of directors of the Arvest Bank Group, the holding company for a diversified financial services company; the University of Arkansas Foundation Board, where he serves on the Executive and Finance Committees; the Razorback Foundation, where he is a member of the Investment Committee; and the Fayetteville

Campus Foundation of the University of Arkansas. Mr. Chapman also serves on the boards of directors of the Crystal Bridges Museum of American Art, where he sits on the Executive and Investment Committees; and the Walton Family Charitable Support Foundation. Mr. Chapman was previously a member of the Board of Managers of First Solar Holdings, LLC prior to the Company going public and JWMA (formerly True North Partners, L.L.C.), an equity investment firm. Prior to joining Walton Enterprises, Mr. Chapman worked from 1976-1983 in London, England and Little Rock, Arkansas, for the accounting firm of PricewaterhouseCoopers LLP. A Certified Public Accountant (inactive), Mr. Chapman holds a B.S.B.A. in Accounting from the University of Arkansas. Mr. Chapman’s background in accounting and finance, as well as his many years of experience as a corporate officer, are valuable resources to the board and the Company.

George A. (“Chip”) Hambro, Chair, Technology Committee, was elected a director of First Solar in May 2012. Mr. Hambro previously held various positions at First Solar from June 2001 through June 2009, including serving as Chief Operating Officer from February 2005 through May 2007. Prior to joining First Solar, he held the positions of Vice President of Engineering & Business Development for Goodrich Aerospace from May 1999 to June 2001 and Vice President of Operations for ITT Industries from February 1997 to May 1999. For the last five years, Mr. Hambro has been a director of both the Toledo Zoo, and Imagination Station, Toledo’s children’s science museum. Mr. Hambro currently serves on the board of directors of Soladigm, Inc., a developer of next-generation green building solutions designed to improve energy efficiency. Mr. Hambro graduated from the University of California at Berkeley with a B.A. in Physical Science (Applied Physics). Mr. Hambro provides the board with substantial experience in research and development, engineering, manufacturing, and general business matters, obtained through his work at First Solar and other companies throughout his career.

James A. Hughes, Chief Executive Officer; Director, joined First Solar in March 2012 as Chief Commercial Officer and was appointed Chief Executive Officer in May 2012. Prior to joining First Solar, Mr. Hughes served, from October 2007 until April 2011, as Chief Executive Officer and Director of AEI Services LLC, which owned and operated power distribution, power generation (both thermal and renewable), natural gas transportation and services, and natural gas distribution businesses in emerging markets worldwide. From 2004 to 2007, he engaged in principal investing with a privately held company based in Houston, Texas that focused on micro-cap investments in North American distressed manufacturing assets. Previously, he served, from 2002 until March 2004, as President and Chief Operating Officer of Prisma Energy International, which was formed out of former Enron interests in international electric and natural gas utilities. Prior to that role, Mr. Hughes spent almost a decade with Enron Corporation in positions that included President and Chief Operating Officer of Enron Global Assets, President and Chief Operating Officer of Enron Asia, Pacific, Africa and China and as Assistant General Counsel of Enron International. Mr. Hughes is a Non-Executive Director of APR Energy plc, a London Stock Exchange-listed energy company participating in the global market for gas and diesel fired temporary power plants. He is a member of the Board of Directors of the Los Angeles branch of the Federal Reserve Bank of San Francisco and a member of the Advisory Committee of the Export-Import Bank of the United States. Mr. Hughes holds a juris doctor degree from the University of Texas at Austin School of Law, a Certificate of Completion in international business law from Queen Mary’s College, University of London, and a bachelor’s degree in business administration from Southern Methodist University. As an experienced energy executive and chief executive officer of First Solar, Mr. Hughes plays an essential role at the board level in providing CEO-level visibility into the management and operations of First Solar.

Craig Kennedy, Audit Committee; Project Development Committee, was elected a director of First Solar in September 2007. From 1995 to 2014, Mr. Kennedy was president of the German Marshall Fund, an independent American organization created in 1972 as a permanent memorial to the Marshall Plan. The German Marshall Fund sponsors a wide range of programs related to foreign, economic, immigration and environmental policy, and it operates a number of political exchanges between the United States and Europe with a special emphasis on Germany. Mr. Kennedy began his career in 1980 as a program officer at the Joyce Foundation in Chicago. Mr. Kennedy was president of the Joyce Foundation between 1986 and 1992, where he built the Foundation’s environmental program and launched a new program on U.S. immigration policy. Mr. Kennedy left the Joyce Foundation to work for Richard J. Dennis, a Chicago investor and philanthropist. During this same period, Mr. Kennedy created a consulting firm working with nonprofit and public sector clients. Mr. Kennedy is audit committee chair of the Invesco Van Kampen Closed-End-Funds. Mr. Kennedy holds a B.A., an M.A. and an MBA from the University of Chicago. Mr. Kennedy’s deep public policy experience and global perspective are valuable resources to the Company, as our business is impacted by public policy issues on a global scale.

James F. Nolan, Technology Committee, was elected a director of First Solar in February 2003. Mr. Nolan served as the vice president of operations of Solar Cells, Inc., the predecessor to First Solar, and was responsible for research, development and manufacturing operations. He designed and built early prototype equipment for First Solar’s pilot manufacturing line and led the team that developed the process for producing large area thin film cadmium telluride solar modules. Mr. Nolan worked as a part-time consultant for First Solar from November 2000 until March 2007. Mr. Nolan has over 35 years of experience in physics, engineering, research and development, manufacturing and process design with companies such as Westinghouse, Owens Illinois, Glasstech and Photonics Systems. Mr. Nolan holds more than 10 patents in areas of flat panel electronic displays and photovoltaic devices and processes. Mr. Nolan earned his B.S. in Physics from the University of Scranton (Pennsylvania) and a PhD in Physics from the University of Pittsburgh. Mr. Nolan provides the board with extensive experience in engineering, research and development and manufacturing and process design, obtained through his work at the predecessor to First Solar and other companies throughout his career.

William J. Post, Chair, Project Development Committee; Compensation Committee, was elected a director of First Solar in June 2010. Mr. Post retired as chairman and chief executive officer of Pinnacle West Capital Corporation in April 2009, and he retired from the board of directors of Pinnacle West in May 2010. He joined Arizona Public Service (the largest subsidiary of Pinnacle West and the largest electric utility in Arizona) in 1973 and held various officer positions at APS beginning in 1982 including: vice president and controller, vice president of finance and regulation, chief operating officer, president and chief executive officer. He became president of Pinnacle West in 1997, chief executive officer in 1999 and chairman of the board in 2001. Mr. Post joined the board of Arizona Public Service in 1995 and the board of Pinnacle West in 1997. Mr. Post is chairman of the board of Swift Transportation Corporation, chairman of the Translational Genomics Research Institute and chairman of the Arizona State University Foundation, where he received a Bachelor of Science Degree in 1973. He has served in the past as chairman of Suncor Development Company, Stagg Information Systems, Nuclear Assurance Corporation, Nuclear Electric Insurance Limited, the Institute of Nuclear Power, and El Dorado Investment Company. He also served as a Director of Phelps Dodge Corporation from 2001 to 2007 and U.S. Airways from 2011 to 2013. Mr. Post brings to the board executive-level utility-sector experience, including a deep understanding of the utility sector within the southwestern United States, a core target market for the Company’s expanding systems business.

J. Thomas Presby, Chair, Audit Committee; Nominating & Governance Committee; Project Development Committee, was elected a director of First Solar in August 2006. Mr. Presby retired in 2002 after a 30-year career as a partner at Deloitte Touche Tohmatsu. At Deloitte, he held many positions in the United States and abroad, including Global Deputy Chairman and Chief Operating Officer. Currently, Mr. Presby is a director of the following other public companies where he also chairs the audit committees: INVESCO Ltd., World Fuel Services Corporation and ExamWorks Group, Inc. From 2003 to 2009, Mr. Presby was a director and audit committee chair of Turbochef Technologies, Inc.; from 2005 to 2011, he was a director and audit committee chair of American Eagle Outfitters, Inc.; and from 2003 to 2012, he was a director and audit committee chair of Tiffany & Co. He is a board member of the New York chapter of the National Association of Corporate Directors (“NACD”) and a trustee of Montclair State University (N.J.). He previously served as a trustee of Rutgers University and as a director and chairman of the audit committee of The German Marshall Fund of the USA. Mr. Presby received a B.S. in electrical engineering from Rutgers University and an MBA degree from the Carnegie Mellon University Graduate School of Business. Mr. Presby is a certified public accountant in New York and Ohio, and a holder of the NACD Certificate of Director Education. He was named by the NACD as one of the “Top 100” directors of 2011. Mr. Presby’s experience as an audit committee chair for multiple public companies, together with his 30-year career with Deloitte, provide a strong background for his role as chair of the audit committee and the audit committee financial expert.

Paul H. Stebbins, Chair, Nominating & Governance Committee; Audit Committee; Compensation Committee; Project Development Committee, was elected a director of First Solar in December 2006. Mr. Stebbins has served as executive chairman of World Fuel Services Corporation since January 2012. Previously, Mr. Stebbins served as the chairman and chief executive officer of World Fuel since July 2002 and has served as a director of World Fuel since

June 1995. Between July 2000 and 2002, Mr. Stebbins also served as president and chief operating officer of World Fuel. In 1985, Mr. Stebbins co-founded Trans-Tec Services, a global marine fuel service company acquired by World Fuel in 1995. Mr. Stebbins served for many years as a member of the Business Round Table, an influential association of chief executive officers of leading U.S. companies, and currently serves as a member of the Energy Security Leadership Council of S.A.F.E. (Securing America’s Future Energy) and as a member of the Leadership Council of the Fix the Debt Campaign founded by Erskine Bowles and Sen. Alan Simpson. Mr. Stebbins brings to the board significant CEO-level experience in managing a large global energy-related publicly traded company.

Michael Sweeney, Chair, Compensation Committee; Nominating & Governance Committee, was elected a director of First Solar in July 2003. Mr. Sweeney has served as President and Chief Executive Officer of Steinway Musical Instruments, Inc. since October 2011, director since April 2011, and chairman of the board from July 2011 through September 2013. Mr. Sweeney has served as chairman of the board of Star Tribune Media Holdings, the holding company for the Minneapolis Star Tribune, since September 2009, and he serves as a director of Carlson Companies, Inc. Mr. Sweeney served as managing partner in Goldner Hawn Johnson & Morrison, Inc., a private equity firm, from 2001 through 2008. He had previously served as president of Starbucks Coffee Company (UK) Ltd. in London and held various operating management and corporate finance roles. Mr. Sweeney’s background in investment banking and private equity, as well as his operating company business acumen, are valuable resources to the board and the Company, particularly with respect to the board’s consideration of compensation and financial matters and strategic investments.

NON-ASSOCIATE DIRECTOR COMPENSATION

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our board of directors. When reviewing non-associate director compensation we are guided by three goals, as provided in our Corporate Governance Guidelines: (i) compensation should fairly pay directors for work required for a company of our size and scope; (ii) compensation should align directors’ interests with the long-term interests of our stockholders; and (iii) the structure of the compensation should be clearly disclosed to our stockholders. The table below summarizes the 2013 non-associate director compensation.

2013 Non-Associate Director Compensation (paid in equal quarterly installments)
Annual Retainer	$225,000 (consisting of $125,000 stock and $100,000 cash)
Chair’s Additional Retainer
Non-Executive Board Chair	+$50,000 cash and $75,000 stock
Audit Committee Chair	+$35,000 cash
Other Committee Chairs	+$10,000 cash

Cash Compensation

The annual cash compensation for our non-associate directors is $100,000 (payable quarterly in four equal installments) plus an additional $50,000 (payable quarterly in four equal installments) for the non-executive chairman of the board, an additional $35,000 annual cash retainer (payable quarterly in four equal installments) for the chairman of our audit committee and an additional $10,000 annual cash retainer (payable quarterly in four equal installments) for the other four committee chairs.

Equity Compensation

The annual equity compensation for our non-associate directors is a $125,000 stock grant (granted quarterly in four equal installments), plus an additional annual $75,000 (granted quarterly in four equal installments) for the non-executive chairman of the board. With respect to such quarterly stock grants, our practice is to issue the stock to our non-associate directors at the end of the quarter. Our practice is not to time the date of these awards to take advantage of announcements of undisclosed material facts, and we do not take into account any internal “black outs,” during which associates and directors are prohibited by our Insider Trading Policy from trading in our securities, without regard to whether they are in possession of undisclosed material facts or whether any undisclosed material facts could be perceived as potentially positive or negative.

Other

We reimburse all non-associate directors for reasonable and necessary expenses they incur in performing their duties as non-associate directors of the Company.

In 2012, Compensation Strategies, Inc., our independent compensation consultant, performed a market study for our non-associate director compensation. Based on the results of the study, on November 28, 2012, the board of directors approved an increase in director compensation reflected in the amounts described above, which became effective on January 1, 2013.

Non-Associate Director Compensation Table

The following table sets forth information with respect to compensation earned by our non-associate directors for the year ended December 31, 2013:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)		Total ($)
Michael J. Ahearn	150,000		200,090		350,090
Sharon L. Allen	41,848	(3)	52,324	(3)	94,172
Richard D. Chapman	100,000		125,088		225,088
George A. (“Chip”) Hambro	110,000	(4)	125,088		235,088
Craig Kennedy	100,000		125,088		225,088
James F. Nolan	100,000		125,088		225,088
William J. Post	110,000	(4)	125,088		235,088
J. Thomas Presby	135,000	(5)	125,088		260,088
Paul H. Stebbins	110,000	(4)	125,088		235,088
Michael Sweeney	110,000	(4)	125,088		235,088

(1)	The amounts in this column represent the aggregate grant date fair value of fully vested common stock granted during the fiscal year ended December 31, 2013, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 — Stock Compensation (“ASC Topic 718”).

(2)	The following describes the shares issued to each non-associate director for service during the quarters ended on March 31, June 30, September 30, and December 31, 2013. On March 31, 2013, 1,160 shares were issued to each non-associate director (other than Mr. Ahearn) and 1,855 shares were issued to Mr. Ahearn, in each case at a market price of $26.96 per share as of that date. The grant date fair value of these shares was $31,274 and $50,011 respectively. On June 30, 2013, 698 shares were issued to each non-associate director (other than Mr. Ahearn) and 1,116 shares were issued to Mr. Ahearn, in each case at a market price of $44.81 per share as of that date. The grant date fair value of these shares was $31,277 and $50,008 respectively. On September 30, 2013, 778 shares were issued to each non-associate director (other than Ms. Allen whose award was pro-rated to reflect the fact that Ms. Allen was elected a director at the July 31, 2013 Board of Directors meeting and Mr. Ahearn) and 524 shares were issued to Ms. Allen and 1,244 to Mr. Ahearn in each case at a market price of $40.21 per share as of that date. The grant date fair value of these shares was $31,283, $21,070 and $50,021 respectively. On December 31, 2013, 572 shares were issued to each non-associate director (other than Mr. Ahearn), and 916 shares were issued to Mr. Ahearn, in each case at a market price of $54.64 per share as that date. The grant date fair value of these shares was $31,254 and $50,050 respectively. The dollar values of the stock awards do not equal exactly $31,250 or $50,000 per quarter due to the fact that we issue whole shares and not fractional shares to our non-associate directors.

(3)	Ms. Allen was elected to the Board of Directors on July 31, 2013 and received a prorated payment based on her partial year of service.

(4)	The chairmen of the compensation, project development, nominating and governance and technology committees receive an additional annual cash retainer of $10,000 in respect of their roles.

(5)	Mr. Presby received an additional annual cash retainer of $35,000 in respect of his role as audit committee chair.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our common stock as of April 1, 2014, by:

•	each person or group who is known by us to own beneficially more than 5% of our common stock;

•	each member of our board of directors and each of our named executive officers; and

•	all members of our board of directors and our executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the date of this proxy statement are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power (or shares such powers) with respect to the shares beneficially owned. Except as indicated below, the address for each stockholder, director or named executive officer is c/o First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281.

This table assumes 100,095,206 shares of common stock outstanding as of April 1, 2014, assuming no exercise of outstanding options.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
Beneficial Owners of 5% or More
S. Robson Walton (1)	24,957,907	24.9%
Jim C. Walton (2)	26,557,907	26.5%
Alice L. Walton (3)	26,557,907	26.5%
JCL FSLR Holdings, LLC (4)	24,957,907	24.9%
JTW Trust No. 1 UAD 9/19/02 (5)	1,600,000	1.6%
The Vanguard Group (6)	5,028,029	5.0%
Directors and Named Executive Officers
Michael J. Ahearn	110,564	*
Sharon L. Allen	1,544	*
Georges Antoun	19,958	*
Richard D. Chapman	8,307	*
George A. (“Chip”) Hambro	8,307	*
James A. Hughes	16,554	*
Craig Kennedy	11,516	*
Joseph G. Kishkill	—	*
James F. Nolan	32,635	*
William J. Post	10,160	*
J. Thomas Presby	12,750	*
Paul H. Stebbins	12,225	*
Michael Sweeney	12,100	*
Mark R. Widmar	28,779	*
All directors and executive officers as a group (14 persons)	285,399	0.3%

*	Less than one percent.

(1)	The number and percentage of shares of common stock shown in the table as beneficially owned by S. Robson Walton represent 24,957,907 shares held by JCL FSLR Holdings, LLC, as to which S. Robson Walton, as a manager thereof, shares voting and dispositive power with Jim C. Walton and Alice L. Walton, as managers. With respect to JCL FSLR Holdings, LLC, dispositive and voting power over all of the shares held thereby is exercised by the managers thereof. The shares held by JCL FSLR Holdings, LLC are for the benefit of John T. Walton’s wife and his descendants and for that reason, S. Robson Walton disclaims beneficial ownership of the shares listed above. The address of S. Robson Walton is P.O. Box 1860, Bentonville, Arkansas 72712.

(2)	The number and percentage of shares of common stock shown in the table as beneficially owned by Jim C. Walton represent (a) 24,957,907 shares held by JCL FSLR Holdings, LLC, as to which Jim C. Walton, as a manager thereof, shares voting and dispositive power with S. Robson Walton and Alice L. Walton, as managers, and (b) 1,600,000 shares held by the JTW Trust #1 UAD 9/19/02, as to which Jim C. Walton and Alice L. Walton, as co-trustees, share voting and dispositive power. With respect to JCL FSLR Holdings, LLC, dispositive and voting power over all of the shares held thereby is exercised by the managers thereof. The shares held by JCL FSLR Holdings, LLC are for the benefit of John T. Walton’s wife and his descendants. The shares held by the JTW Trust #1 UAD 9/19/02 are for the benefit of charitable interests and John T. Walton’s descendants. For those reasons, Jim C. Walton disclaims beneficial ownership of the shares listed in (a) and (b) above. The address of Jim C. Walton is P.O. Box 1860, Bentonville, Arkansas 72712.

(3)	The number and percentage of shares of common stock shown in the table as beneficially owned by Alice L. Walton represent (a) 24,957,907 shares held by JCL FSLR Holdings, LLC, as to which Alice L. Walton, as a manager thereof, shares voting and dispositive power with S. Robson Walton and Jim C. Walton, as managers, (b) 1,600,000 shares held by the JTW Trust #1 UAD 9/19/02, as to which Jim C. Walton and Alice L. Walton, as co-trustees, share voting and dispositive power. With respect to JCL FSLR Holdings, LLC, dispositive and voting power over all of the shares held thereby is exercised by the managers thereof. The shares held by JCL FSLR Holdings, LLC are for the benefit of John T. Walton’s wife and his descendants. The shares held by the JTW Trust #1 UAD 9/19/02 are for the benefit of charitable interests and John T. Walton’s descendants. For those reasons, Alice L. Walton disclaims beneficial ownership of the shares listed in (a) and (b) above. The address of Alice L. Walton is P.O. Box 1860, Bentonville, Arkansas 72712.

(4)	The number and percentage of shares of common stock shown in the table as beneficially owned by JCL FSLR Holdings, LLC represent 24,957,907 shares held directly by JCL FSLR Holdings, LLC, as to which S. Robson Walton, Jim C. Walton and Alice L. Walton, as managers of JCL FSLR Holdings, LLC, share voting and dispositive power. The shares held by JCL FSLR Holdings, LLC are held for the benefit of John T. Walton’s wife and his descendants and for that reason, S. Robson Walton, Jim C. Walton and Alice L. Walton disclaim beneficial ownership of such shares. The address of JCL FSLR Holdings, LLC is P.O. Box 1860, Bentonville, Arkansas 72712.

(5)	The number and percentage of shares of common stock shown above as beneficially owned by JTW Trust No. 1 UAD 9/19/02 represent 1,600,000 shares held directly by JTW Trust No. 1 UAD 9/19/02 as to which Jim C. Walton and Alice L. Walton, as co-trustees of such trust, share voting and dispositive power. The shares held by JTW Trust No. 1 UAD 9/19/02 are held in a trust principally for the benefit of charitable interests and John T. Walton’s descendants. Jim C. Walton and Alice L. Walton therefore disclaim beneficial ownership of such shares. The address of JTW Trust No. 1 UAD 9/19/02 is P.O. Box 1860, Bentonville, Arkansas 72712.

(6)	Based on information provided by The Vanguard Group, 100 Vanguard Blvd., Malvern, PA. 19355, in a Schedule 13G filed with the SEC on February 12, 2014 reporting beneficial ownership as of December 31, 2013. According to such Schedule 13G, The Vanguard Group has sole voting power with respect to 94,547 shares, sole dispositive power with respect to 4,939,182 shares and shared dispositive power with respect to 88,847 shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since December 31, 2012, we have not been a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than five percent of our capital stock, or any member of the immediate family of any of the foregoing, had or will have a material interest, other than in connection with the transactions described below.

Related Party Debt

We had no related party debt outstanding at December 31, 2013 and we did not pay any interest to related parties during the year ended December 31, 2013.

Registration Rights

We entered into a registration rights agreement with the Estate of John T. Walton, JCL Holdings, LLC and Michael J. Ahearn. The associated registration rights previously held by JCL Holdings, LLC and Estate of John T. Walton are now held by JCL FSLR Holdings, LLC. The registration rights agreement provides for piggyback registration rights if we register equity securities under the Securities Act of 1933, as amended (the “Securities Act”), subject to certain lock-up provisions and exceptions. In addition, subject to certain lock-up provisions and exceptions, Michael J. Ahearn has three demand rights and JCL FSLR Holdings, LLC has unlimited demand rights, provided that JCL FSLR Holdings, LLC may only exercise one such demand right within any 365-day period.

Review and Approval of Related Party Transactions

The Company’s audit committee charter requires the review and approval by the audit committee of related party transactions, to ensure that they are on such terms, which, in the judgment of the audit committee, are no less favorable to the Company than could be obtained from unaffiliated parties. If a member of the audit committee has an interest in the proposed transaction, our corporate governance guidelines require the formation of a committee consisting entirely of independent directors without an interest in the proposed transaction to review and, if appropriate, approve such transaction.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the aggregate fees billed to us for the audit and other services provided by PricewaterhouseCoopers LLP during the years ended December 31, 2013 and 2012:

	2013	2012
Audit Fees (1)	$3,410,187	$3,397,000
Audit-Related Fees (2)	127,000	86,000
Tax Fees (3)	151,385	114,203
All Other Fees (4)	2,777	2,777

Total	$3,691,349	$3,599,980

(1)	Represents the aggregate service fees billed for the audit of the Company’s financial statements in connection with the statutory and regulatory filings or engagements for 2013 and 2012.

(2)	Represents the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit review of the Company’s financial statements and are not reported under “audit fees,” and represents approximately 3% and 2% of the total fees in 2013 and 2012, respectively. This category consists primarily of services related to special projects.

(3)	Represents the aggregate fees billed for tax compliance and tax consulting services, or approximately 4% and 3% of the total fees in 2013 and 2012, respectively.

(4)	Represents the aggregate fees billed for all products and services provided that are not included under “audit fees,” “audit-related fees” or “tax fees,” and represents less than one percent of the total fees in 2013 and 2012, respectively. These services include the subscription to certain PricewaterhouseCoopers LLP proprietary accounting research databases.

Audit Committee’s Pre Approval Policies and Procedures

The audit committee has policies and procedures that require the pre-approval by the audit committee of all fees paid to, and all services performed by, the Company’s independent registered public accounting firm, subject to de minimis exceptions for non-audit services set forth in the applicable rules of the Commission. Each year, the audit committee pre-approves the proposed services, including the nature, type and scope of services to be performed by the independent registered public accounting firm during the fiscal year and the related fees. Audit committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the audit committee.

The services related to Audit-Related Fees, Tax Fees and All Other Fees presented in the above table were approved by the audit committee pursuant to pre-approval provisions set forth in the applicable rules of the Commission without resort to a waiver of such pre-approval provisions.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

First Solar is a leading global provider of comprehensive photovoltaic (“PV”) solar energy solutions. The Company’s integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation. In response to a rapidly changing and highly-competitive solar industry, in late 2011 we began implementing a long-term strategic plan (“Long Term Strategic Plan”) that focuses on providing utility-scale solar solutions in sustainable markets. Our Long-Term Strategic Plan impacted our compensation decisions in 2012 and 2013, and is expected to continue to do so through its duration. As in 2012, however, the core philosophy underlying our compensation decisions was unchanged: we pay executives for performance and seek to align their interests with those of our stockholders.

During 2013, we furthered our business development efforts in sustainable markets, capitalizing on our differentiated, vertically integrated business model. We continued our progress in establishing a localized business presence in India, Australia, South Africa, Chile and the Middle East. In 2013, we also focused on further refining our leadership structure to align with the new direction of the Company. Highlighted below are a number of key compensation-related decisions we made or advanced in 2013:

•

Changes in Leadership Structure.    In 2013, we made certain changes to our senior management team. On September 9, 2013, we appointed a new chief commercial officer, Mr. Joseph Kishkill. Mr. Kishkill has extensive experience in the energy sector; prior to joining the Company, Mr. Kishkill served as a senior executive officer of a company that acts as a global provider of natural gas, petroleum and water treatment production services. Mr. Kishkill replaced Mr. James Brown, executive vice president, global business development, whose employment terminated effective April 7, 2013. As with our hiring of Messrs. Hughes and Antoun in 2012, our hiring of Mr. Kishkill represents our commitment to the goal of staffing highly talented individuals with particular expertise in our industry. As is true for our other executives, Mr. Kishkill is expected to play a key role in the implementation of our Long Term Strategic Plan as it continues to evolve and progress. In late 2013, Ms. Carol Campbell, our then executive vice president, human resources, announced her retirement, effective February 3, 2014. In addition, the employment of Ms. Gustafsson, executive vice president, general counsel and corporate secretary, terminated effective September 30, 2013, and effective March 3, 2014, we appointed Paul Kaleta as our executive vice president, general counsel. Mr. Kaleta has extensive experience in the energy infrastructure business; prior to joining the Company, he served as executive vice president, general counsel, shared services & secretary, and chief compliance officer of a power company. In connection with our leadership restructuring, as of October 2013, Mr. Garabedian no longer serves as one of our executive officers within the meaning of the Securities and Exchange Act of 1934 (the “Exchange Act”), but continues to serve as our chief technology officer, and is included in this proxy statement as a named executive officer for fiscal year 2013 pursuant to Securities and Exchange Commission rules.

•

KSTEPP Equity Program.    In May 2012, we introduced the Key Senior Talent Equity Performance Program, or “KSTEPP”, a very long-term performance equity program that applies to our key senior executives. This innovative approach to our executive compensation program is a cornerstone of our pay-for-performance philosophy. The KSTEPP rewards achievement of rigorous performance objectives aligned to the success of our Long Term Strategic Plan, which, if achieved, should create significant value for our stockholders. The performance objectives for the rolling annual measurement periods include adjusted operating income (defined below), sales (in gigawatts DC) in sustainable markets and cash adjusted return on invested capital (defined below).

•

Double-Trigger Equity Vesting.    In July 2013, our compensation committee determined that the change in control severance agreements (the “CIC Agreements”) which we enter into with newly hired executives will no longer provide for full vesting of unvested time-vested equity-based compensation upon a change in control of the Company and will instead provide for vesting of such equity-based compensation only upon a termination without “cause” or resignation for “good reason” within two years following a change in control of the Company. Consistent with that decision, the CIC Agreements entered into with Messrs. Kishkill and Kaleta effective September 2013 and March 2014, respectively, provide for such double-trigger equity vesting.

•

Elimination of Tax Gross-ups.    In 2011, we determined not to provide any newly hired executives with “gross-up” payments to cover any excise taxes that may be imposed under Section 280G of the Internal Revenue Code (the “Code”) in connection with qualifying termination payments, and, consistent with that decision, our employment agreements with executives hired thereafter do not provide this benefit. Moreover, as a result of Ms. Campbell’s retirement and Ms. Gustafsson’s separation from service, we no longer have in effect any legacy agreements with our named executive officers that include this benefit.

•

Clawback Policy. In 2012, we included clawback provisions with respect to compensation awards which would allow us to recoup, to the extent required by applicable law, incentive payments made to our named executive officers if we later determine that the basis on which such compensation was earned was erroneous. In 2013, the compensation committee determined that the employment agreements and CIC Agreements with executives hired following such determination would subject all separation payments under such agreements to the Company’s clawback policy as well.

•

Hedging Policy. The Company’s hedging policy prohibits our directors and associates, including all named executive officers, from (i) engaging in any short sales with respect to any Company securities, (ii) buying or selling puts, calls or derivatives on any Company securities and (iii) purchasing any Company securities on margin.

•

Share Ownership Guidelines. The Company remains committed to reviewing and tracking the implementation of the share ownership guidelines we adopted in February 2010. We amended these guidelines in 2012 to increase the chief executive officer’s required holdings from five times to six times annual base salary and, on the recommendation of our independent compensation consultant and to conform to market practice, to allow executives and directors five, rather than three, years to obtain the required ownership levels.

Overview

The individuals in the Summary Compensation Table below are referred to in this Compensation Discussion and Analysis as the “named executive officers.” Our named executive officers for 2013 were:

•	Mr. James A. Hughes, chief executive officer;

•	Mr. Mark R. Widmar, chief financial officer and chief accounting officer;

•	Mr. Georges Antoun, chief operating officer;

•	Mr. Joseph Kishkill, chief commercial officer;

•	Ms. Carol Campbell, executive vice president, human resources;

•	Ms. Mary Beth Gustafsson, former executive vice president, general counsel and corporate secretary; and

•	Mr. Raffi Garabedian, chief technology officer.

The solar power generation industry has been volatile in recent years, characterized by intense pricing competition, declining operating incomes, manufacturing slow-downs or shut-downs and even the bankruptcy of several competitors. As noted last year, the Company has responded to such volatility with changes in senior leadership and the development of a multi-year strategic plan, which we refer to as our Long-Term Strategic Plan. Our Long-Term Strategic Plan consists primarily of (i) a strategic focus on utility-scale solar solutions in emerging regions and markets, thereby shifting emphasis away from subsidized markets towards more financially sustainable markets, and (ii) an organizational restructuring that, among other things, focused our efforts on providing a range of utility-scale solar solutions through global business development initiatives. The ultimate aim of our Long-Term Strategic Plan is to increase business growth, improve profitability and enhance liquidity.

Our Long Term Strategic Plan represents a comprehensive strategy for the Company, and, in order to ensure leadership alignment with that strategy, required us to reevaluate our approach to compensation beginning in 2012 to ensure that it reflected the elements needed to effectively compensate and retain the senior leadership team as well as recruit exceptional new talent during this challenging growth period. We continued to evaluate our approach to compensation in 2013, ultimately concluding that few changes to our revised compensation structure from 2012 were necessary to further align our compensation structure with our Long Term Strategic Plan and our stockholders’ objectives. However, where such changes were made, they are noted below.

Context and Overview

Calibrating Performance Metrics and Compensation Components in Light of our Long Term Strategic Plan. The compensation committee has adopted changes that are consistent with the Company’s compensation philosophy in order to best align our compensation practices with our Long Term Strategic Plan, including selecting a revised peer group in 2012 and further revising that peer group in 2013 to better reflect the evolving profile of the Company and solar power industry. In addition, the Company continues to grant KSTEPP awards to newly hired executives as a key component of their compensation package.

- We Consider our Stockholders’ Feedback Regarding our Compensation Practices. At the 2011 annual meeting, the stockholder advisory vote on the Company’s executive compensation (“say on pay”) was approved by 89.3% of our stockholders voting, and a triennial cycle for the next executive compensation advisory vote was selected by 69.5% of the stockholders voting on the timing of such votes (“say when on pay”). The compensation committee, taking these results into account, continued with its executive compensation philosophy and adopted a triennial cycle for the say on pay advisory votes. In addition, the Company did not conduct a say on pay advisory vote at its 2013 annual meeting but will conduct a say on pay advisory vote at this 2014 annual meeting. In addition, the Company routinely meets with investors to solicit feedback and recommendations to the Company, including on our compensation practices.

First Solar Compensation Philosophy

First Solar’s compensation philosophy rests on foundational principles that inform the way we design our compensation programs and pay our named executive officers. This philosophy can be understood in the following ways:

- First Solar Pay is Simple and is Designed to Align the Interests of Executive Management and Stockholders. The Company’s approach to compensation is straightforward, and this is reflected in the components of our executive’s aggregate annual pay. The three primary components of First Solar executive compensation are: (1) base salary, (2) cash incentive compensation (short-term incentive) and (3) equity compensation (long-term incentive). Our named executive officers have the largest percentage of total compensation at risk (i.e., the portion of compensation that is not payable to such executives unless certain performance targets are achieved) with a heavy weighting towards equity compensation to align their interests with stockholders. There are no supplemental executive retirement programs or other deferred compensation arrangements and generally no perquisites that are available solely for the named executive officers.

- Our Compensation Levels are Consistent with Market Levels, and We Apply Discretion to Conform to, or Reward, Actual Performance. We believe that our named executive officers should be compensated at a level that ensures their continued dedication to the Company and creates potential rewards for extraordinary results when advancing the goals and strategy of the Company, particularly with respect to the furtherance of our Long Term Strategic Plan. The Company works with an independent compensation consultant, Compensation Strategies, Inc., who regularly compiles and analyzes market data to determine the pay practices of our peer group, which we use in determining the level of our named executive officers’ pay (generally targeted at the 50th percentile, with deviations possible when warranted by role, skill set, performance or other extraordinary considerations). See “Compensation Committee Practices.” Similarly, our choice of metrics (both financial and operating) related to our annual incentive plan and KSTEPP, and the compensation committee’s discretion to reduce awards granted under the annual incentive plan, are meant to ensure that our named executive officers are not rewarded unless performance goals are achieved and that operational metrics are not achieved at the expense of financial performance.

Executive Compensation Principles

The compensation committee has responsibility for establishing and overseeing our compensation program as it applies to our named executive officers. The compensation committee bases its executive compensation programs on the principles set forth below, which have generally remained constant from prior years:

Pay to Market	Compensation should be based on the level of job responsibility, individual performance and Company performance. Compensation should also reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, we must provide pay that remains competitive with the pay of other employers who compete with us for talent.

More Responsibility, More Pay at Risk; We Pay for Performance	As associates progress to higher levels in the organization, an increasing proportion of their pay should be linked to Company performance and stockholder returns; our senior executives are better able, relative to other associates, to affect the Company’s results.

Metrics Should Motivate Associates to Achieve the Mission	To be effective, performance-based compensation programs should enable participants to easily understand how their efforts can affect their pay, both through individual performance and through contributions to the Company’s achievement of its strategic and operational goals.

Evaluating the Market. Although our determination of the amount and mix of compensation elements for our named executive officers is generally not influenced by short-term market shifts, when extraordinary business changes occur, such as occurred for the Company in recent years, we believe that our compensation practices should include the requisite flexibility to respond to those changes while remaining consistent with our compensation philosophy.

When setting compensation, we review compensation paid by other companies of comparable size in the same or similar industries, as well as where our compensation falls within our peer group. Our objective is to generally pay median compensation while providing an opportunity to increase compensation further through successful performance in our incentive compensation programs. Depending on the role, the experience an individual brings to the role, and individual performance, we broadly aim to set our executive base salary and incentive targets at the 50th percentile of our peer group, while favoring performance bonus opportunities as the means by which our executives may earn higher pay. In 2013, we continued our focus on these efforts.

We do not exclusively rely on market data to determine executive compensation. Instead, we incorporate flexibility into our compensation program and in our assessment process to respond to and adjust for the dynamic business environment in which we operate.

Equity Policies. To better align the interests of executives with those of our stockholders, we previously adopted share ownership guidelines that cover our officers, including the named executive officers, and certain other members of senior management. As noted last year, we amended these guidelines during 2012 to, among other changes, increase the chief executive officer’s required holdings from five times to six times base pay. We also prohibit our associates from engaging in hedging transactions with respect to our shares. We continue to periodically assess our policies in order to ensure that they are consistent with our principles and best practices in the market.

Components of 2013 Executive Compensation

For 2013, the compensation of named executive officers consisted primarily of three components: base salary, short-term cash incentive compensation (i.e., an annual bonus) and long-term equity-based compensation (i.e., a multi-year equity award). These components are described in the chart below, including how each fits into our overall executive compensation package (i.e., the particular objectives and the specific elements that our compensation programs are designed to address).

Component		Objective		Focus

Base Salary	✓ ✓	Provides fixed portion of compensation Paid in cash	✓	Compensates based on market value for position, individual performance, level of experience and importance of role to the Company

Cash Incentive Compensation	✓	Provides at-risk variable compensation linked to short-term corporate, organizational and strategic goals without sacrificing long-term Company performance	✓	Compensates based on performance on shorter-term objectives
	✓	Paid in cash

Equity-Based Compensation	✓	Provides at-risk variable pay compensation linked to long-term performance of the Company and individual performance and critical nature of role	✓	Aligns the long-term interests of our stockholders and our named executive officers
	✓	Paid in restricted stock units including KSTEPP performance units	✓	Assists in attracting and retaining qualified executives
			✓	Compensates for overall Company performance

Each of our named executive officers is party to an employment agreement and a CIC Agreement that protect him or her in the event of certain employment terminations, as well as confidentiality and non-competition agreements. The employment and CIC Agreements provide severance, in exchange for a release of claims, and equity vesting acceleration under certain circumstances. In July 2013, the compensation committee determined to adopt a number of changes to the employment agreements and CIC Agreements entered into with newly hired executives, most notably to provide for equity vesting acceleration only upon a termination without “cause” or resignation for “good reason” following a change in control of the Company, as described in more detail in “Other Executive Compensation Information — Employment Agreements and Related Arrangements” and “Other Executive Compensation Information — Change in Control Severance Agreements.”

Generally, the types of compensation and benefits provided to the named executive officers are similar to those provided to other members of our senior leadership team.

Compensation Committee Practices

Review of Peer Company Data

On at least a bi-annual basis, but typically annually, the compensation committee evaluates the compensation payable to our named executive officers against data regarding the pay practices of companies in our peer group, looking at individual components of pay, including total amount paid or payable. In addition, the compensation committee annually reviews any payments to our named executive officers that would be required under various severance scenarios. When conducting this review, the compensation committee also considers information and recommendations from management regarding past, present and future compensation of our named executive officers under various payment scenarios.

In 2012 and again in 2013, the compensation committee retained Compensation Strategies, Inc. as a consultant to provide data and analysis regarding the selection of companies in our peer group, the pay practices of such companies and results of a comparison of each of the components of the compensation of our named executive officers against the compensation paid to executives in similarly-situated positions at our peer group companies. The consultant’s benchmarking services were limited to comparing each element of compensation for a particular position against similar elements in the peer group.

The consultant’s 2013 report supported the determination that the compensation paid to our named executive officers was consistent with our stated compensation objectives regarding our target pay as compared to our peer group, and was thus reasonable in the aggregate as compared to the peer group below. See “Executive Compensation Principles — Evaluating the Market.”

Our 2012 peer group, which was used to set compensation in the first half of 2013, was developed in connection with our evolving business model, and includes U.S.-based companies in the solar sector, and companies in the high-tech and high precision manufacturing, non-high-tech manufacturing, renewable energy and construction and engineering sectors, which had annual revenues ranging from $956 million to $23.4 billion and market capitalization ranging from $536 million to $34.9 billion. The 2012 peer group consisted of:

Agilent Technologies, Inc.	Altera Corporation	Anadarko Petroleum Corporation
Analog Devices, Inc.	Apache Corporation	Applied Materials, Inc.
Broadcom Corporation	Chesapeake Energy Corporation	Corning Incorporated
Devon Energy Corporation	EOG Resources, Inc.	FLIR Systems, Inc.
Fluor Corporation	GT Advanced Technologies, Inc.	Jacobs Engineering Group Inc.
JDS Uniphase Corporation	KLA-Tencor Corporation	Lam Research Corporation
Noble Energy, Inc.	Novellus Systems, Inc.	NVIDIA Corporation
Power-One, Inc.	QEP Resources, Inc.	The Shaw Group Inc.
Southwestern Energy Company	SunPower Corporation	Teradyne, Inc.
Texas Instruments, Inc.	Veeco Instruments Inc.

As part of the review of our compensation program in 2013, the compensation committee asked Compensation Strategies, Inc. to evaluate our 2012 peer group in light of ongoing changes in the solar market and at the Company and taking into consideration the recommendations of shareholder advisory firms. Following that review, the consultant proposed revisions to our 2012 peer group in order to better reflect our current direction and size. In July 2013, the compensation committee adopted the revised peer group developed and recommended by Compensation Strategies, Inc., determining that it was more closely aligned with our size and industry. Our revised peer group is comprised of U.S.-based public companies with 2013 estimated revenues of greater than $1 billion that are (i) engaged in the solar, energy, semiconductor, high-tech, engineering, construction, independent power production or energy service sectors, (ii) our vendors or suppliers falling within the above parameters whose business has some comparability to ours, (iii) companies with whom we compete for executive talent and/or (iv) the companies who comprise the peer groups of the companies with whom we compete for executive talent, if relevant. We believe the revised peer group includes companies that are generally more reflective of a company of our size, and whose executive pay levels are generally lower than those of the companies in our 2012 peer group. The revised peer group was used for compensation decisions made in the last part of 2013, and will be used to set compensation for our executives in 2014. As of June 30, 2013 our revised peer group had annual revenues generally ranging from $979 million to $10.9 billion, with the exception of Fluor Corporation at $27.6 billion, and market capitalizations ranging from $305 million to $21.0 billion. The revised peer group consists of:

Advanced Micro Devices, Inc.	Agilent Technologies, Inc.	Altera Corporation
Analog Devices, Inc.	Applied Materials, Inc.	Broadcom Corporation
Calpine Corporation	Chicago Bridge & Iron Company N.V.	Corning Incorporated
Dynegy Inc.	Exterran Holdings, Inc.	Fairchild Semiconductor International, Inc.
FLIR Systems, Inc.	Fluor Corporation	FMC Technologies, Inc.
Jacobs Engineering Group Inc.	JDS Uniphase Corporation	KLA-Tencor Corporation
Lam Research Corporation	Linear Technology Corporation	LSI Corporation
Marvell Technology Group Ltd.	Maxim Integrated Products, Inc.	McDermott International Inc.
Micron Technology, Inc.	NRG Energy, Inc.	NVIDIA Corporation
Oceaneering International, Inc.	ON Semiconductor Corporation	Public Service Enterprise Group Incorporated
RPC, Inc.	SunEdison, Inc. (formerly MEMC Electronic Materials, Inc.)	SunPower Corporation
Teradyne, Inc.	Veeco Instruments Inc.	Willbros Group, Inc.

Consultant Fees and Independence Review

The aggregate fees paid to Compensation Strategies, Inc. in 2013 were $188,484. The fees were incurred solely for services relating to executive and board compensation. During 2013, the compensation committee conducted an independence analysis of the relationship of Compensation Strategies, Inc. to the Company, including a review of potential conflicts of interest, and concluded that Compensation Strategies, Inc. is independent.

Individual Compensation Review

The individual performance of each of our named executive officers has been, and continues to be, a major factor in the compensation committee’s decision regarding such executive’s level of compensation. Absent unusual circumstances, our process for review of individual compensation of our named executive officers is generally as follows. After the completion of each year, our independent directors (meeting in executive session under the direction of the chair of the compensation committee) review the performance of our chief executive officer for the prior year, evaluating his achievement against individual and Company objectives (which objectives were agreed upon between him and the compensation committee early in the prior year), his contributions to the Company’s performance and other leadership accomplishments.

Our chief executive officer provides the compensation committee with an assessment of prior year performance of, and a recommendation for compensation changes with respect to, our other named executive officers, evaluating each executive based on achievement of pre-set objectives by the executive and his or her organization, his or her contribution to the Company’s performance and other leadership accomplishments. Based on these considerations, and following an exercise of its independent judgment on the board’s interactions with the named executive officers, the compensation committee (i) sets base salary and target bonus percentages for the current year and (ii) determines the appropriate level, if any, of cash-incentive and equity compensation for the prior year.

Consistent with its approach in 2012, the compensation committee’s decision regarding pay increases and awards in 2013 was influenced in part by prospective considerations regarding the measures that would most effectively ensure the uninterrupted focus of our named executive officers during this key growth period for the Company.

Compensation Risk Analysis

In the context of the total compensation review and the adoption of our 2013 incentive programs, the compensation committee considered whether our compensation structure and programs encourage excessive or inappropriate risk taking and concluded that they did not do so.

2013 Compensation Decisions

The following is a discussion of the considerations taken into account in establishing compensation for our named executive officers in 2013.

Base Salary

Base salary is the fixed element of our named executive officers’ annual cash compensation. The value of base salary for each named executive officer reflects the requirements of such executive’s employment agreement, and his or her individual performance and skill set, including the market value of that skill set. The Company seeks to maintain base salary levels for our executives at the 50th percentile (with the expectation that generally any compensation paid at a level above the 50th percentile is warranted only due to extraordinary performance, critical skill sets or similar considerations). The base salaries for most of our named executive officers, including our CEO, are positioned at or below the 50th percentile.

The compensation committee evaluates market data and the individual performance of executives during our regular annual salary review process, which we refer to as our “annual pay cycle.” At the beginning of 2013, the base salaries of our named executive officers (other than Mr. Kishkill, who is discussed below) were as follows: Mr. Hughes ($750,000); Mr. Widmar ($550,000); Mr. Antoun ($550,000); Ms. Campbell ($362,000); Ms. Gustafsson ($442,000); and Mr. Garabedian ($375,000). During the 2013 pay cycle, the base salaries of each of our named executive officers remained unchanged, other than that of Mr. Garabedian, whose base salary was increased to $410,000 in recognition of his key role and responsibilities.

Mid-Year Hires. The Company hired Mr. Kishkill as chief commercial officer, effective September 9, 2013, at a base salary of $400,000.

Cash Incentive Compensation

Our cash incentive compensation consists primarily of our annual bonus program designed under our 2010 Omnibus Incentive Compensation Plan (the “2010 Omnibus Plan”) and cash sign-on bonuses that we use to create incentives for individuals to join our Company, including to compensate such individuals for payments forfeited upon leaving their prior employment to join us.

Annual Bonus Program. We use our annual bonus program to encourage achievement of specified strategic and operational objectives and focus on those objectives to help us achieve our mission of enabling a world powered by clean, affordable solar electricity. On February 19, 2013, the compensation committee adopted a 2013 bonus program (the “2013 Bonus Plan”) for executives, including our named executive officers, with a single threshold operating income metric as well as various performance metrics, each of which is weighted equally, to strengthen the connection between executive performance and incentive pay, which is one of our core executive compensation principles. The compensation committee selected the metrics and weighting applicable to the 2013 Bonus Plan with the Long Term Strategic Plan in mind, believing that these metrics correlated directly with the current year milestones set under the Long Term Strategic Plan. Upon achievement of the threshold operating income metric, the maximum bonus pool may be funded, but the amount of each participant’s actual bonus will be determined based on the achievement of the various performance metrics, which may result in actual payouts less than the maximum bonus pool. Allocation of the bonus pool among various regions and among the individual named executive officers will additionally be subject to the discretion of Mr. Hughes (and the compensation committee in the case of Mr. Hughes), but will not result in payment to any of the named executive officers of a bonus amount greater than the maximum bonus amount approved by the compensation committee with respect to each of our named executive officers. Furthermore, the compensation committee retains discretion to reduce any award achieved under the program to the extent appropriate. All bonus payments will be subject to clawback to the extent required by applicable law.

- Bonus Program Targets, Objective and Calculation. The 2013 Bonus Plan, as applicable to our named executive officers, had a $220 million adjusted operating income1 minimum threshold level and a matrix of the following four performance metrics, which were established based on the goals set forth in our confidential annual operating plan for 2013: (i) adjusted operating cash flow2, (ii) cost per watt (“CPW”), (iii) stabilized efficiency and (iv) sales metrics (i.e., bookings, product mix and gross margin). We believe that these four metrics are key drivers of the Company’s long-term success by aligning directly with our Long Term Strategic Plan, and are a critical measure of success with respect to our annual operating plan.

The relative achievement of these performance metrics, as further described below, is linked to enhancing our competitive position in the marketplace by reducing our variable costs, reducing manufacturing and balance of system fixed spending, and increasing our product efficiency. We also established sales metrics that would enhance the probability we are selling the right mix of product in sustainable markets at a reasonable gross margin profile, which increases the Company’s future profitability and sustainability while acknowledging the pricing pressure of the current environment.

Each performance metric was weighted equally because each was equally important in achieving the goals laid out in our confidential annual operating plan. Performance levels were set for each performance metric ranging from a threshold level of 0.5 in cases of weaker performance to 2.0 in cases of stronger performance. A 0.5 multiplier was assigned to performance at a level that, while not certain at the time targets were set, we considered likely that such performance would be achieved by the end of the year. A 1.0 multiplier was assigned to performance at a level that, while not certain at the time targets were set, aligned with the goals in our confidential annual operating plan, and thus was a level that we expected we could achieve by the end of the year. A 2.0 multiplier was assigned to a performance level that was substantially more uncertain (i.e., that we expected we would have approximately a 50% chance of achieving by year end). If the minimum threshold level of performance was not achieved for a specific metric, the multiplier for that metric would be zero. A named executive officer’s 2013 Bonus Plan payment equaled the sum of the following formula calculated with respect to each performance metric: A x B x C, where A is the performance metric’s weighting (i.e., 25%), B is the performance metric’s multiplier and C is the participant’s target bonus percentage. The maximum bonus percentage payable under this formula in the 2013 Bonus Plan was 200% of target.

[1]

In order to determine “adjusted operating income”, we take the Company’s Operating Income (as defined by U.S. GAAP and described in the consolidated financial statements for the year ended December 31, 2013 included in the Company’s 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “Financial Statements”)) and adjust for (i) stock-based compensation expense, (ii) bonus expense, (iii) restructuring expense, and (iv) foreign currency (gain)/loss.

[2]

In order to determine “adjusted operating cash flow”, we take the Company’s Net Cash Provided by Operating Activities (as defined by U.S. GAAP and described in the Financial Statements), and adjust for (i) restructuring expense and (ii) expenses from the Moapa project.

Based on an assessment of the 2013 Company results against the criteria described above, the 2013 Bonus Plan results were:

2013 Bonus Plan Threshold Metric Results
Threshold Metric	Minimum Threshold Level (must be met for any bonus payout to occur)	2013 Result
Adjusted operating income	$220 Million	Exceeded

2013 Bonus Plan Performance Metric Results

Metric	Weighting	Main Focus	2013 Payout Multiplier
Adjusted operating cash flow	25%	Liquidity	1.00
Cost per watt	25%	Profitability	1.00
Stabilized efficiency	25%	Profitability	1.26
Sales metrics (Bookings, Product Mix & Gross Margin)	25%	Growth/Profitability	0.69
2013 Bonus Plan Payout Level	0.99

- 2013 Bonus Payout Results. The 2013 Bonus Plan overall payout result yielded a 99% payout level. Since Mr. Kishkill and Ms. Gustafsson did not complete a full year of service in 2013, their bonus payouts were prorated based on their period of service during 2013. See “Executive Compensation — Summary Compensation Table — Non-Equity Incentive Plan Compensation” for specific payout levels for each named executive officer.

- Target Bonus Percentage. Target bonus percentages are established based on job responsibilities, internal equity and peer group data. Our objective is to generally set bonus targets at the 50th percentile, with the ability to pay such bonuses above the 50th percentile when performance goals are exceeded. The target bonus percentage is evaluated during our annual pay cycle on the same basis as annual base salary (as discussed above in “2013 Compensation Decisions — Base Salary”). As of early 2013, the target bonus percentages of our named executive officers (other than Mr. Kishkill, who is discussed below) were as follows: Mr. Hughes (125%); Mr. Widmar (90%); Mr. Antoun (85%), Ms. Campbell (60%); Ms. Gustafsson (70%); and Mr. Garabedian (75%). These target bonus percentages represent, for each of Messrs. Hughes, Antoun and Garabedian, an increase of 10 percentage points from the target bonus percentages applicable to each such executive during the 2012 pay cycle, consistent with our objective to set bonus targets in recognition of the key roles and responsibilities of each such named executive officer. The target bonus percentages of most of our named executive officers, including our CEO, are below the 50th percentile, and no named executive officers have target bonus percentages in excess of the 75th percentile.

Mid-Year Hires. We hired Mr. Kishkill as chief commercial officer, effective September 9, 2013, with a target bonus percentage of 70%.

Sign-On Bonuses. We granted Mr. Kishkill a sign-on bonus of $100,000, less applicable withholdings, to help offset relocation costs and compensation he was forfeiting by leaving his prior company. Because this payment was meant to offset losses, it did not include a performance component, however, this bonus is repayable to the Company in full if Mr. Kishkill resigns or is terminated for “cause” (as defined in his employment agreement, as described further below in “Other Executive Compensation Information — Employment Agreements and Related Arrangements”) on or prior to September 9, 2014.

Equity-Based Compensation

We have been a firm proponent of equity-based compensation. With the transition of our Company from high-tech growth to a sustainable provider of solar energy solutions, we have continued to adjust our historical broad-based granting practices to those that are more consistent with our evolving business model. Notably, we (i) continue to use awards granted under the KSTEPP program, which we adopted in 2012, to incentivize performance over an exceptionally long performance period and (ii) grant time-based restricted stock units with varying vesting schedules to address both short-term and long-term retention concerns, while tying realizable compensation to the returns of our stockholders.

In 2013 we granted restricted stock units with time-based vesting criteria to each of our named executive officers, and made no additional KSTEPP grants (other than a new-hire grant to Mr. Kishkill), given the unusually long vesting and overall term of the 2012 KSTEPP awards and consistent with our 2012 compensation decisions. The compensation committee continues to believe that this approach furthers the Company’s goal of aligning executive and stockholder interests and relieving anxiety and mitigating any distractions that our executives may feel as part of the Company’s redirection and the turmoil in the solar industry.

Our practice is to grant our equity awards relatively early in the year. We do not time our grants specifically to avoid any internal “blackouts” or other periods during which our executives and directors may be prohibited by our Insider Trading Policy or applicable law from trading in our securities, or otherwise to provide any preferential benefit to our executives and directors. Equity grants to our named executive officers are described in greater detail in the tables set forth in “Executive Compensation — Grants of Plan Based Awards” and “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End.”

Long-Term Incentive Program. Awards under the long-term incentive programs (i) represent the largest component of executives’ compensation, (see “Components of 2013 Executive Compensation”), (ii) serve as a retention tool and (iii) ensure that our executives’ compensation is linked to the long-term interests of our stockholders and our Company performance, consistent with our compensation philosophy. Our long-term programs are comprised of KSTEPP awards, which reward our named executive officers’ contributions toward key elements of our Long Term Strategic Plan, and awards of time-based restricted stock units, which are intended to provide some certainty to our named executive officers if they remain employed and focused on our Long Term Strategic Plan, as a complement to the performance-based character of the KSTEPP awards. The restricted stock units with time based vesting criteria and KSTEPP units are granted such that the aggregate annualized value of these long term incentive programs is targeted at the 50th percentile of our peer group and approximately equally weighted between the two vehicles; however differences may exist from year to year and person to person in order to recognize individuals’ specific contributions.

Other than Mr. Kishkill, who received a KSTEPP grant on his hire date in 2013, the Company did not grant KSTEPP awards to our named executive officers in 2013, due in part to the atypically long minimum vesting and overall term applicable to the KSTEPP awards, described in greater detail below. Unlike a typical performance-based equity compensation program in which awards are made each year, we expect that once we have granted our named executive officers a KSTEPP award (which, for our named executive officers other than Mr. Kishkill, occurred in 2012), no additional performance-based awards will be granted until the outstanding KSTEPP awards vest in full or are forfeited during the performance period (which varies based on the date of grant, but generally begins on the first day of the quarter in which the award was granted and ends in 2020). Attainment of the full-vesting goals is estimated to take several years from the date of grant, and the earliest any outstanding KSTEPP award can vest, other than in the event of a change in control of the Company, is December 31, 2014.

In determining the 2013 grants of time-vested restricted stock units, the compensation committee considered the implied annualized value of the KSTEPP awards outstanding from 2012, and determined to grant each named executive officer an award of time-vested restricted stock units with a value that, taken together with such implied annualized KSTEPP value, was at or near the 50th percentile.

Annual Equity Grant. For 2013, the compensation committee granted our named executive officers restricted stock units that vest 25% per year, beginning on the first anniversary of the grant date.

The approximate grant value for our named executive officers (other than Mr. Kishkill) was: Mr. Hughes ($2,000,000); Mr. Widmar ($900,000); Mr. Antoun ($1,500,000); Ms. Campbell ($400,000); Ms. Gustafsson ($600,000); and Mr. Garabedian ($1,000,000).

KSTEPP. In May 2012, the compensation committee approved and adopted the KSTEPP, a performance unit program under the 2010 Omnibus Plan. This program is intended to link the compensation of the Company’s senior executives with the success of our Long Term Strategic Plan by rewarding achievement of key performance objectives over an extended period of time. The goals of our Long Term Strategic Plan are to increase the Company’s growth, profitability and liquidity, which results in greater return to our stockholders. The KSTEPP metrics, derived from our Long Term Strategic Plan, align the interests of our executives with those of our stockholders, consistent with our compensation philosophy. The compensation committee believes that the use of rigorous performance objectives over the relatively long performance period encourages sustained focus on our long-term strategy; however, the provisions allowing for partial vesting described below provide our executives with some benefit for achievement over this extended period, and mitigate anxiety over potential payouts that could otherwise distract from focus on our Long Term Strategic Plan. Because the KSTEPP awards vest over an extended period, as further described below, the implied annualized value of such awards is considered in determining overall compensation for our named executive officers until such awards vest in full or are forfeited.

Each KSTEPP award (or portion thereof) is subject to a threshold performance goal. The awards will not vest unless and until the compensation committee certifies that the Company has achieved the applicable level of KSTEPP adjusted operating income3 within a rolling annual period during the performance period applicable to such award (which, for our named executive officers other than Mr. Kishkill, is at least $400 million, and for Mr. Kishkill, is $350 million). In 2013, the compensation committee certified achievement of this threshold goal for each of our named executive officers (other than Mr. Kishkill).

A named executive officer will receive one share of Company common stock for each performance unit that vests. Assuming achievement of the threshold performance goal, vesting may occur in one of two ways. First, the KSTEPP awards may vest in full, reduced by any previously vested portion, upon the Company’s achievement in any 12-month period beginning and ending on a calendar quarter (which we refer to as “rolling annual period”) that occurs within the performance period specified for each grant (which we refer to as the “performance period”, and which varies based on the date of grant, but generally begins on the first day of the quarter in which the award was granted and ends in 2020) of at least 2.8 gigawatts DC of modules sold in sustainable markets and 15% cash adjusted return on invested capital4 (which we refer to as the “full vesting condition”). Second, one-third of the KSTEPP award can vest sooner, upon the Company’s achievement in any rolling annual period during the performance period of at least 1.35 gigawatts DC of modules sold in sustainable markets and 13% cash adjusted return on invested capital (which we refer to as the “partial vesting condition”). The KSTEPP award, or a portion thereof, can vest on the last day of a rolling annual period ending no earlier than December 31, 2014.

KSTEPP awards will not vest unless the named executive officer is continuously employed by the Company or an affiliate through the applicable vesting date, except if the named executive officer is eligible for a pro-rata settlement as described below. Additionally, KSTEPP awards are forfeited upon termination of employment, unless employment is terminated due to death, disability, retirement or termination without cause, and thereafter either the partial and/or full vesting condition is achieved, in which case the named executive officers are eligible for a full settlement of their vested awards, if any, and a pro-rata settlement of their non-vested awards. The pro-rata settlement will be based on the length of the named executive officer’s tenure with the Company during the performance period. Additionally, KSTEPP awards will expire and be forfeited with respect to the unvested portion thereof if the vesting condition(s) are not satisfied and the Company has not achieved in any rolling annual period during the performance period the applicable KSTEPP adjusted operating income goal, in each case, as of the last day of the performance period.

Notwithstanding the foregoing, in the event of a “change of control” (as defined in the 2010 Omnibus Plan) that occurs during the performance period, regardless of whether the Company has achieved in any rolling annual period during the performance period the applicable KSTEPP adjusted operating income goal, 25% of the then-unvested portion of the award will accelerate and become vested, in order to allow our executives to share in the gains that would, at such time, be realized by our stockholders. The 25% vesting provision supersedes the change of

[3]	In order to determine “KSTEPP adjusted operating income” we take the Company’s Operating Income (as defined by U.S. GAAP and described in the Financial Statements) for a rolling annual period during the KSTEPP performance period, and adjust for (i) extraordinary, unusual and nonrecurring items including restructuring expenses and (ii) KSTEPP related stock based compensation expense.
[4]	“cash adjusted return on invested capital” for the Company is calculated as follows (i) “KSTEPP adjusted operating income” as defined above minus income tax expense for such “KSTEPP adjusted operating income” plus depreciation and amortization expense divided by (ii) stockholder’s equity plus debt plus accumulated depreciation minus cash and cash equivalents minus marketable securities.

control provisions in the CIC Agreements between the Company and the named executive officers, which would otherwise provide for, in the case of the named executive officers whose employment with the Company commenced prior to 2013, full acceleration of the award in the event of a change of control. See “Change in Control Severance Agreements.”

In addition, the compensation committee has discretion to further accelerate the vesting of the award in connection with a change of control, including to amend the award to increase the vested percentage payable upon the occurrence of a change of control, which discretion is expected to be exercised based on the Company’s actual performance tracking relative to the vesting conditions, providing some flexibility to reward our named executive officers at a level that is consistent with our stockholders if the Company is performing well in advance of any such change. Periodically throughout the performance period and at any time when a change of control is anticipated, the compensation committee will review the Company’s progress towards achievement of either the partial or the full vesting condition and evaluate whether it is appropriate to amend the award to provide accelerated vesting of a higher portion of the award, effective in all cases only upon an actual change of control.

Sign-On Grants.    Upon his appointment as chief commercial officer, the Company granted Mr. Kishkill restricted stock units having an aggregate fair market value on the date of grant equal to $450,000, which will vest commencing on the first anniversary of the grant date at an annual rate of 25% per year, and 125,000 KSTEPP units, with a threshold KSTEPP operating income goal of $350 million. The grant of time-based vesting restricted stock units was aimed at compensating Mr. Kishkill for unvested equity forfeited in connection with the termination of his prior employment, while his KSTEPP grant was intended to reflect Mr. Kishkill’s integral role in the Company, specifically in his helping to ensure that when we sell power, we do so in a way that is accretive to the Company.

Double-Trigger Equity Vesting. Prior to 2013, the CIC Agreements entered into with newly hired executives provided for full vesting of unvested equity-based compensation (other than KSTEPP awards) upon a change in control of the Company. As of July 2013, our compensation committee determined that the CIC Agreements entered into with newly hired executives will instead provide for vesting of equity-based compensation (other than KSTEPP awards, which have separate CIC vesting provisions described above) only upon a termination without “cause” or resignation for “good reason” within two years following a change in control of the Company. Consistent with that decision, the CIC Agreement entered into with Mr. Kishkill in September 2013 provides for such double-trigger equity vesting.

Other Executive Compensation Information

Broad-based Benefits Programs and Other Compensation

Our named executive officers are entitled to participate in the various benefits programs we offer to all of our associates, including a 401(k) plan, medical plan, dental plan, life insurance plan and long-term and short-term disability plans. Under our 401(k) plan, we make a matching contribution equal to 100% of our associates’ contributions to the plan up to a maximum of 4% of an associate’s plan-eligible compensation. In 2013, each of Messrs. Hughes, Widmar, Antoun and Garabedian and Mses. Campbell and Gustafsson received the maximum matching contribution of $10,200. Mr. Kishkill received a matching contribution of $3,077, as a result of his participation in the plan for only a portion of 2013 and the level of his contributions to the plan. Our named executive officers each have vacation entitlements of four weeks per year.

Employment Agreements and Related Arrangements

We have entered into employment, confidentiality, non-competition and non-solicitation agreements, and director and officer indemnification agreements with each of our named executive officers. The compensation committee believes these contracts are fair, reasonable, appropriate and necessary to attract and retain the executives who are party to these agreements.

The employment agreements generally provide that if the executive’s employment is terminated without “cause” (as defined therein) (or, in the case of Messrs. Hughes and Antoun, if they resign for “good reason” (as defined therein)), then the executive shall be eligible for (i) salary continuation for a severance period subject to the execution of a release of claims in favor of the Company and subject to a reduction based on earnings during the severance period, (ii) health benefit coverage for the severance period, subject to certain contingencies and (iii) an additional 12 months’ service credit for purposes of determining vesting of time-vested equity-based compensation awards (this service credit will not have an effect on KSTEPP awards). The employment agreements also provide for an additional 12 months service credit for purposes of determining vesting of equity-based compensation in the event employment terminates due to the executives’ death or disability (as defined therein).

Severance benefits, by their nature, require compensation payments without the receipt of corresponding services. We believe that our employment agreements set a proper balance between providing sufficient protection on employment termination and ensuring the executive has sufficient personal investment with respect to his or her employment with the Company and generally provide severance benefits consistent with market practice.

We consistently review the employment agreements we enter into with our named executive officers to address market changes and, in July 2013, our compensation committee adopted a number of changes to be applied prospectively when entering into agreements with newly hired executives to more closely align our practice with market standards. Included among such changes is the elimination of severance benefits upon a resignation for “good reason” (except in connection with a change in control of the Company) and the addition of provisions that make clear that all payments to our executives under such agreements other than base salary are subject to the Company’s clawback policy, all severance payments and benefits are subject to the execution of an irrevocable release of claims in favor of the Company, and sign-on bonuses are subject to recoupment in the event of a termination for “cause” within one-year of the executive’s start date.

The confidentiality agreements describe the Company’s expectations of the executives regarding the Company’s proprietary and confidential information. The non-competition and non-solicitation agreements establish a “protected period” that generally matches the severance period. During the protected period, the senior executives are subject to restrictive covenants as described in the agreement.

For more details on these employment agreements and the compensation and benefits payable or to be provided in the event of a termination of employment, see “Executive Compensation — Employment Agreements and Arrangements” and “Executive Compensation — Potential Payments Upon Termination or Change in Control — Potential Payments Upon Termination of Employment (Other Than in the Context of a Change in Control).”

Change in Control Severance Agreements

We have entered into CIC Agreements with each of our named executive officers. These agreements are intended to align the interests of the executives with our stockholders in a potential change in control situation by mitigating the uncertainty and questions a potential change in control may raise among such executives, allowing them to focus their continued attention and dedication to their assigned duties.

Equity Vesting. The CIC Agreements with each named executive officer other than Mr. Kishkill provide for full vesting of unvested time-vested equity compensation upon a change in control of the Company. While such vesting ensures that the executives are fairly compensated for the lost opportunity to realize the value of awards that is typically precipitated by a change in control, which is particularly salient for our named executive officers who receive a substantial portion of their income in equity-based compensation that vests over time (see “Components of 2013 Executive Compensation”). As of July 2013, the compensation committee has determined that the CIC Agreements entered into with newly hired executives will provide for vesting only upon a termination without “cause” (as defined therein) or a resignation for “good reason” (as defined therein) within two years following a change in control of the Company. While our equity plans also contemplate vesting of equity if it is not assumed by a successor entity, the CIC Agreements address vesting whether or not the equity-based awards are assumed for executives with these arrangements; however, the provisions of the award agreement for KSTEPP awards supersede the change of control provisions in the CIC Agreements. See “Equity-Based Compensation — KSTEPP”.

Severance Benefits. The CIC Agreements provide a double-trigger severance package for all of our named executive officers in the event their employment is terminated without “cause” or they resign for “good reason”

within two years following a change in control. A resignation for “good reason” includes any material reduction in the authority, duties or responsibilities held by the executive immediately prior to the CIC date, any material reduction in the annual base salary or annual incentive opportunity of the executive as in effect immediately prior to the CIC date, or any change of the executive’s principal place of employment to a location more than fifty miles from the executive’s principal place of employment immediately prior to the CIC date. We believe this standard benefit reinforces the notion that in a change in control situation, all of the executives are similarly situated and must remain focused. The standard benefit is two times their base salary; two times a bonus amount (which is defined as the greater of (i) the executive’s target annual bonus for the year of termination and (ii) the average of the annual cash bonuses payable to the executive in respect of the three full calendar years immediately preceding the calendar year that includes the termination date or, if the executive has not been employed for three full calendar years preceding the calendar year that includes the termination date, the average of the annual cash bonuses payable to the executive for the number of full calendar years prior to the termination date that he or she has been employed); a pro-rated target bonus; 18 months’ health benefit continuation, and outplacement benefits (maximum of $20,000). Severance benefits are subject to the executive’s execution of a release in favor of the Company.

Tax Gross-Ups. In 2011, the Company determined to no longer provide a parachute tax gross-up in new CIC Agreements entered into thereafter. Following Ms. Campbell’s retirement in February 2014 and Ms. Gustafsson’s separation from service in September 2013, none of the CIC Agreements in effect with our named executive officers provide a parachute tax gross-up. The compensation committee has also determined that, as of July 2013, gross-ups with respect to taxes related to legal fees or expenses incurred in connection with disputes related to the CIC Agreements will no longer be provided in agreements with newly hired executives.

Evaluation by the Compensation Committee. When the Company enters into CIC Agreements, the compensation committee reviews the terms of the CIC Agreements in consultation with its independent compensation consultant, assesses the impact of possible payouts under the CIC Agreements in the event of a change in control and confirms that the CIC Agreements are fair and reasonable to both the executive and the Company. The change in control payment estimates are presented to, and reviewed by, the compensation committee each time compensation is evaluated. Based on its most recent annual review of the CIC Agreements, the compensation committee continues to believe the payments are fair and reasonable. In addition, in connection with such evaluation, the compensation committee adopted a number of prospective changes to the CIC Agreements in July 2013. For a further description of compensation provided in the event of a change in control, see “Executive Compensation — Potential Payments Upon Termination or Change in Control — Potential Payments Upon a Change in Control.”

Tax and Accounting Implications

Section 162(m) of the Code. With certain material exceptions, Section 162(m) of the Code limits the deductibility of compensation paid by a public company in any year to $1 million to each of the chief executive officer and the next three most highly paid executive officers other than the chief financial officer. A transition rule generally applies to compensation paid under plans and arrangements in existence on the date of an initial public offering, pursuant to which such compensation will not be subject to the $1 million limit. Prior to the June 1, 2010 annual meeting of stockholders, the Company generally sought to avail itself of this transition rule, and expects that transition rule to apply to amounts paid or awards granted prior to the date of the Company’s annual meeting held on June 1, 2010.

The 2010 Omnibus Plan is designed to enable most executive compensation to be deductible by the Company under Section 162(m) of the Code; however, the compensation committee has not adopted a policy that all compensation must be deductible, particularly where additional compensation may be needed to attract or retain executives for key leadership positions in the Company.

Accounting for Equity-Based Compensation. The Company uses ASC Topic 718 for purposes of determining the fair value of its equity-based compensation. The assumptions used in the calculations of these amounts are included in Note 17, “Share-Based Compensation,” to the Company’s audited financial statements for the fiscal year ended December 31, 2013, included in the Company’s Annual Report on Form 10-K filed with the Commission on February 26, 2014. The fair value of awards made to each named executive officer in 2013 are set forth under “Summary Compensation Table.”

COMPENSATION COMMITTEE REPORT

The following report of the compensation committee is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference into any other of the Company’s filings under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent we specifically incorporate this report by reference therein.

Since the formation of the compensation committee in October 2006, Michael Sweeney has served as chair of the compensation committee. Paul H. Stebbins has served on the compensation committee since his appointment to the board of directors on December 19, 2006. William J. Post has served on the compensation committee since July 26, 2010. Richard D. Chapman has served on the compensation committee since July 31, 2012.

The compensation committee is comprised solely of non-associate directors who are each: (i) independent as defined under the NASDAQ listing standards, (ii) a non-associate director for purposes of Rule 16b-3 of the Exchange Act, and (iii) an outside director for purposes of Section 162(m) of the Code.

With a keen sense of awareness of its fiduciary obligations, the compensation committee actively engages management and reviews data on (i) the relationship between the Company’s incentive compensation programs and the Company’s long-term strategic goals, (ii) the impact of any individual compensation changes on total compensation (including reviewing executive tally sheets), and (iii) the possibility that any particular program or arrangement could incentivize inappropriate risk-taking behaviors. The compensation committee believes that the Company’s compensation philosophy is appropriate and that the Company’s incentive compensation programs are important tools that allow all associates, including management, to successfully focus on matters critical to the Company’s long-term success.

The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee recommended to the board of directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement on Schedule 14A and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013

Submitted by the Members of the Compensation Committee
Michael Sweeney (Chair) Richard D. Chapman William J. Post Paul H. Stebbins

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information with respect to compensation earned for the fiscal years ended December 31, 2013, and, if applicable, December 31, 2012 and 2011, respectively by each of our chief executive officer, our chief financial officer and our three other most highly compensated executive officers, as well as two former executive officers who would have been among the most highly compensated executive officers had they remained executive officers within the meaning of the Exchange Act or remained employed with the Company through December 31, 2013.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
James A. Hughes	2013	750,000			2,000,015		928,125	12,132	3,690,272
Chief Executive Officer	2012	556,154	425,000		10,035,012		739,770	11,423	11,767,359
	2011	—	—		—		—	—	—

Mark R. Widmar	2013	550,000			900,020		490,050	11,100	1,951,170
Chief Financial Officer and	2012	519,038	—		7,019,568		550,000	10,832	8,099,438
Accounting Officer	2011	317,885	696,089		2,340,150		—	135,564	3,489,688

Georges J. Antoun	2013	550,000			1,500,025		462,825	11,580	2,524,430
Chief Operating Officer	2012	264,423	300,000		5,049,215		235,000	8,305	5,856,943
	2011	—	—		—		—	—	—

Joseph G. Kishkill (5)	2013	115,385	100,000	(9)	5,230,008	(10)	86,486	15,284	5,547,163
Chief Commercial Officer	2012	—	—		—		—	—	—
	2011	—	—		—		—	—	—

Carol F. Campbell (6)	2013	362,000			400,003		215,028	12,671	989,702
Executive Vice President,	2012	—	—		—		—	—	—
Human Resources	2011	—	—		—		—	—	—

Raffi Garabedian (7)	2013	400,577	500	(11)	1,000,008		304,425	10,831	1,716,341
Chief Technology Officer	2012	—	—		—		—	—	—
	2011	—	—		—		—	—	—

Mary Beth Gustafsson (8)	2013	340,000			600,005	(12)	229,117	150,395	1,319,517
Executive Vice President,	2012	430,692	—		3,863,459		337,246	35,244	4,666,641
General Counsel, Corporate Secretary	2011	387,323	—		1,283,784		—	10,352	1,681,459

(1)	Salary represents actual salary earned during each applicable year, and includes base salary and actual payments for accrued vacation and holidays.

(2)	The amounts reported in these columns reflect the aggregate grant date fair value of these awards computed in accordance with ASC Topic 718 “Stock Compensation,” which excludes the effect of estimated forfeitures. The assumptions and methodologies used in the calculations of these amounts for 2013 are set forth in Note 17, “Share-Based Compensation,” to the Company’s audited financial statements for the fiscal year ended December 31, 2013 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (or, in the case of grants made prior to 2012, the corresponding footnote in the Company’s Form 10-K for the applicable year). Under generally accepted accounting principles, compensation expense with respect to stock awards granted to our executive officers is generally recognized over the vesting periods applicable to the awards. The Securities and Exchange Commission disclosure rules require that we present the stock award amounts in the applicable column of the table above using the grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest). For a discussion of specific stock awards granted during 2013, see also “Grants of Plan-Based Awards” below and the narrative discussion that follows.

(3)	For a description of Non-Equity Incentive Plan Compensation, see “Compensation Discussion and Analysis — Components of 2013 Executive Compensation” and “Compensation Discussion and Analysis — 2013 Compensation Decisions (By Component) — Cash Incentive Compensation.”

(4)	All Other Compensation breakout table is provided below for fiscal years 2013, 2012 and 2011.

Name	Year	Relocation Benefits ($)		Tax Gross-Up for Relocation Benefits ($)	Severance		401(k) Matching Contribution ($)	Insurance Benefits ($)	Other ($)		Total All Other Compensation ($)
James A. Hughes	2013	—		—	—		10,200	1,932	—		12,132
	2012	—		—	—		10,000	1,423	—		11,423
Mark R. Widmar	2013	—		—	—		10,200	900	—		11,100
	2012	—		—	—		10,000	832	—		10,832
	2011	104,419		21,082			9,800	263	—		135,564
George J. Antoun	2013	—		—	—		10,200	1,380	—		11,580
	2012	—		—	—		7,615	690	—		8,305
Joseph G. Kishkill	2013	12,086	(13)	—	—		3,077	121	—		15,284
Carol F. Campbell	2013	—		—	—		10,200	2,471	—		12,671
Raffi Garabedian	2013	—		—	—		10,200	631	—		10,831
Mary Beth Gustafsson	2013	22,361		—	102,000	(14)	10,200	835	15,000	(15)	150,396
	2012	24,209		—	—		10,000	1,035	—		35,244
	2011	—		—	—		9,800	552	—		10,352

(5)	Mr. Kishkill’s employment with us commenced on September 9, 2013.

(6)	Ms. Campbell’s employment with us commenced on March 6, 2006. She was not a named executive officer prior to 2013. On February 3, 2014, Ms. Campbell retired.

(7)	Mr. Garabedian’s employment with us commenced on June 9, 2008. He was not a named executive officer prior to 2013. As of October 2013 Mr. Garabedian was no longer an executive officer within the meaning of the Exchange Act.

(8)	Ms. Gustafsson’s employment with us commenced on October 6, 2008 and ceased on September 30, 2013.

(9)	Represents a one-time taxable cash payment in connection with Mr. Kishkill’s commencement of employment with the Company to help offset relocation costs and compensation forfeited in connection with the termination of his employment with his prior employer.

(10)	Mr. Kishkill received two grants in 2013 with a total grant value of $5,230,008, of which (a) $4,780,000 was a multi-year performance grant (KSTEPP award) subject to the attainment of business goals and will have a multi-year performance period, during which no additional performance grants are expected (125,000 shares at a share price of $38.24 granted on September 9, 2013) see ‘Compensation Discussion and Analysis — Equity-Based Compensation — KSTEPP’ for a description of the terms of the award; and (b) the remaining $450,008 was awarded as a new hire grant of restricted stock units that vest ratably over four years, 25% per year (11,768 shares at a share price of $38.24 granted on September 9, 2013) to compensate Mr. Kishkill for unvested equity forfeited in connection with the termination of his employment with his prior employer.

(11)	Represents a one-time patent award, pursuant to the Company-wide patent award program.

(12)	Ms. Gustafsson received an annual long-term incentive grant of restricted stock units, vesting ratably over four years, 25% per year (22,305 shares at a share price of $26.90 granted on March 13, 2013).

(13)	Represents 3 months of temporary living expenses paid to Mr. Kishkill in connection with his relocation.

(14)	Represents the actual severance payments Ms. Gustafsson received in 2013 in connection with her termination.

(15)	Represents $15,000 of outplacement services for Ms. Gustafsson in connection with her termination.

Grants of Plan-Based Equity Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers during the year ended December 31, 2013. Unless otherwise noted in the table below, the restricted stock units granted in 2013 vest over four years at a rate of 25% per year, commencing on the first anniversary of the grant date. No stock options were granted in 2013. The minimum award (below threshold performance) under the cash and equity plan-based award programs was $0.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Market Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock Awards ($)(3)
	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James A. Hughes	RSU	3/13/13							74,350	26.90	2,000,015
	Annual Cash		468,750	937,500	1,875,000
Mark R. Widmar	RSU	3/13/13							33,458	26.90	900,020
	Annual Cash		247,500	495,000	990,000
Georges J. Antoun	RSU	3/13/13							55,763	26.90	1,500,025
	Annual Cash		233,750	467,500	935,000
Joseph G. Kishkill	RSU	9/9/13							11,768	38.24	450,008
	PSU	9/9/13				125,000				38.24	4,780,000
	Annual Cash		140,000	280,000	560,000
Carol F. Campbell	RSU	3/13/13							14,870	26.90	400,003
	Annual Cash		108,600	217,200	434,400
Raffi Garabedian	RSU	3/13/13							37,175	26.90	1,000,008
	Annual Cash		153,750	307,500	615,000
Mary Beth Gustafsson	RSU	3/13/13							22,305	26.90	600,005
	Annual Cash		154,700	309,400	618,800

(1)	For a description of Non-Equity Incentive Plan Compensation, see “Compensation Discussion and Analysis — Components of 2013 Executive Compensation” and “Compensation Discussion and Analysis — 2013 Compensation Decisions (By Component) — Cash Incentive Compensation — Annual Bonus Program.”

(2)	This performance-based award does not provide for threshold or maximum payout levels. The award vests in two separate tranches, each contingent up on the achievement of a threshold performance goal and pre-established performance criteria within a defined performance period. For a description of this award see “Compensation Discussion and Analysis — Components of 2013 Executive Compensation” and “Compensation Discussion and Analysis — 2013 Compensation Decisions (By Component) — Equity-Based Compensation — KSTEPP”.

(3)	The grant date fair value of the stock awards was determined in accordance with ASC Topic 718. The assumptions used in the calculation of these amounts are included in Note 17, “Share-Based Compensation” to the Company’s audited financial statements for the fiscal year ended December 31, 2013 included in the Company’s Annual Report on Form 10-K filed with the Commission on February 25, 2014.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding option and stock awards held by our named executive officers at December 31, 2013.

	Option Awards						Stock Awards			Equity Incentive Plan Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
James A. Hughes	3/19/12						31,932		1,744,764
	3/13/13						74,350		4,062,484
	5/7/12									500,000	(3)	27,320,000

Total							106,282		5,807,248	500,000		27,320,000
Mark R. Widmar	4/4/11						7,488		409,144
	4/4/12						43,385		2,370,556
	4/4/12						29,820	(4)	1,629,365
	3/13/13						33,458		1,828,145
	5/7/12									265,000	(3)	14,479,600

Total							114,151		6,237,210	265,000		14,479,600
Georges J. Antoun	7/2/12						49,084		2,681,950
	3/13/13						55,763		3,046,890
	7/2/12									265,000	(3)	14,479,600

Total							104,847		5,728,840	265,000		14,479,600
Joseph G. Kishkill	9/9/13						11,768		643,004
	9/9/13									125,000	(3)	6,830,000

Total							11,768		643,004	125,000		6,830,000
Carol F. Campbell	5/7/12									135,000	(3)	7,376,400

Total							—		—	135,000		7,376,400
Raffi Garabedian	7/28/08	10,000	(5)	—	$266.90	7/28/15
	3/24/10						903	(6)	49,340
	3/22/11						1,588		86,768
	3/22/11						1,000		54,640
	3/21/12						13,539		739,771
	3/13/13						37,175		2,031,242
	5/7/12									135,000	(3)	7,376,400

Total		10,000					54,205		2,961,761	135,000		7,376,400
Mary Beth Gustafsson	5/7/12									135,000	(3)	7,376,400

Total							—		—	135,000		7,376,400

(1)	Unless otherwise noted, the restricted stock units vest 25% annually, subject to the named executive officer’s continued employment with us.

(2)	The market value was calculated using the closing market price on December 31, 2013 of $54.64.

(3)	This plan-based award vests in two separate tranches, each contingent upon the achievement of a threshold performance goal and pre-established performance criteria within a defined performance period. For a description of this award see “Compensation Discussion and Analysis — Components of 2013 Executive Compensation” and “Compensation Discussion and Analysis — 2013 Compensation Decisions — Equity-Based Compensation — KSTEPP.” Mses. Gustafsson and Campbell are each eligible for a pro-rata payment, however the full award value is shown because the vesting dates are substantially unknown and the awards cannot vest prior to December 31, 2014.

(4)	The restricted stock units for this grant vest 40% on the first anniversary of the grant date, and ratably for the remaining 3 years at 20%.

(5)	These options were granted pursuant to the 2006 Omnibus Incentive Compensation Plan, and were fully vested as of July 28, 2012.

(6)	The restricted stock units for this grant vest over 4 years, 20% on the anniversary date for the first three years, and 40% on the fourth anniversary, subject to the named executive officer’s continued employment with us.

Stock Vested

The following table provides information, on an aggregate basis, about stock awards that vested during the fiscal year ended December 31, 2013 for each of the named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
James A. Hughes	10,464		291,318
Mark R. Widmar	38,087		1,007,782
Georges J. Antoun	16,362		739,072
Joseph Kishkill	—		—
Carol Campbell	19,792		568,218
Raffi Garabedian	7,101		218,349
Mary Beth Gustafsson	54,685	(2)	1,876,792

(1)	For a description of vesting of restricted stock units see “Compensation Discussion and Analysis — Components of 2013 Executive Compensation” and “Compensation Discussion and Analysis — 2013 Compensation Decisions — Equity-Based Compensation.”

(2)	Ms. Gustafsson received one year’s vesting credit in connection with her termination of employment (26,657 accelerated shares at a share price of $40.21 on September 30, 2013). The remaining 28,028 shares vested prior to Ms. Gustafsson’s separation.

Pensions and Nonqualified Deferred Compensation

We do not currently provide our named executive officers with pension benefits (other than a tax-qualified 401(k) plan benefit) or other nonqualified deferred compensation arrangements that could be characterized as nonqualified deferred compensation arrangements under Section 409A of the Code.

Employment Agreements and Arrangements

Although some of our employment agreements include specific provisions subjecting only certain payments thereunder to clawback to the extent required by law, as a result of the Company’s adoption of a broadly applicable clawback policy, certain payments to our executives under each of the agreements below are subject to clawback to the extent required by applicable law.

James A. Hughes

Effective as of May 3, 2012, we entered into an amended and restated employment agreement with Mr. James A. Hughes in light of our appointment of Mr. Hughes as our chief executive officer. Under the terms of his employment agreement, during 2013 Mr. Hughes was entitled to an annual base salary as described under “2013 Compensation Decisions — Base Salary,” the opportunity to participate in the Company’s annual bonus program with a target annual bonus of 115% (which was subsequently increased to 125% and is subject to such clawbacks as may be required by law), as described under “Compensation Discussion and Analysis — 2013 Compensation Decisions — Cash Incentive Compensation,” other senior level incentive programs (subject to such clawbacks as may be required by law), standard employee benefits and four weeks of vacation.

Our employment agreement with Mr. Hughes provides that, in the event Mr. Hughes’ employment is terminated by us without “cause” or by Mr. Hughes for “good reason”, Mr. Hughes is eligible to receive the following: (i) severance equal to two years of his annual base salary, payable over the 24 months following termination, (ii) continued medical benefits until the earlier of two years following termination and his coverage under the medical benefit plan of another employer and (iii) an additional one year of service credit for purposes of determining vesting of time-based equity compensation awards. The additional vesting credit described in (iii)

above also applies if Mr. Hughes’ employment terminates due to his death or disability. In the event of termination of Mr. Hughes’ employment for any reason, he is entitled to payment of his earned and unused (and unforfeited) vacation. The severance benefits described in clause (i) above are conditioned upon Mr. Hughes timely delivering a valid and irrevocable release of claims in favor of the Company.

Mr. Hughes is also subject to a separate confidentiality and intellectual property agreement and a separate non-competition and non-solicitation agreement, the latter of which provides that Mr. Hughes will not compete with the Company or solicit Company associates during the two year period after termination of his employment for any reason (the period after the respective termination date of an employee by the Company, such employee’s “Restricted Period”).

Mr. Hughes has also entered into a separate CIC Agreement with the Company, the terms of which are described in “Potential Payments Upon Termination or Change in Control — Potential Payments upon a Change in Control — Change in Control Severance Agreements.”

Mark R. Widmar

Effective as of April 4, 2011, we entered into an employment agreement with Mr. Mark R. Widmar, our chief financial officer. In February 2012 he also assumed the role of chief accounting officer. Under the terms of his employment agreement, during 2013 Mr. Widmar was entitled to an annual base salary as described under “Compensation Discussion and Analysis — 2013 Compensation Decisions — Base Salary,” the opportunity to participate in the Company’s annual bonus program with a target annual bonus of 90% (which is subject to such clawbacks as may be required by law), as described under “Compensation Discussion and Analysis — 2013 Compensation Decisions — Cash Incentive Compensation,” other senior level incentive programs (subject to such clawbacks as may be required by law), standard employee benefits and four weeks of vacation.

Our employment agreement with Mr. Widmar provides that, in the event Mr. Widmar’s employment is terminated by us without “cause”, Mr. Widmar is eligible to receive the following: (i) severance equal to one year of his annual base salary, payable over the 12 months following termination, (ii) continued medical benefits until the earlier of one year following termination and his coverage under the medical benefit plan of another employer and (iii) an additional one year of service credit for purposes of determining vesting of time-based equity compensation awards. The additional vesting described in (iii) above also applies if Mr. Widmar’s employment terminates due to his death or disability. In the event of termination of Mr. Widmar’s employment for any reason, he is entitled to payment of his earned and unused (and unforfeited) vacation. The severance benefits described in clause (i) above are conditioned upon Mr. Widmar timely delivering a valid and irrevocable release of claims in favor of the Company.

Mr. Widmar is also subject to a separate confidentiality and intellectual property agreement and a separate non-competition and non-solicitation agreement, the latter of which provides that Mr. Widmar will not compete with the Company or solicit Company associates during a one year Restricted Period.

Mr. Widmar has also entered into a separate CIC Agreement with the Company, the terms of which are described in “Potential Payments Upon Termination or Change in Control — Potential Payments upon a Change in Control — Change in Control Severance Agreements.”

Georges J. Antoun

Effective as of July 1, 2012, we entered into an employment agreement with Mr. Georges J. Antoun to serve as our chief operating officer. Under the terms of his employment agreement, during 2013 Mr. Antoun was entitled to an annual base salary as described under “Compensation Discussion and Analysis — 2013 Compensation Decisions — Base Salary,” the opportunity to participate in the Company’s annual bonus program with a target annual bonus of 75% (which was subsequently increased to 85% and is subject to such clawbacks as may be required by law), as described under “Compensation Discussion and Analysis — 2013 Compensation Decisions — Cash Incentive Compensation,” other senior level incentive programs (subject to such clawbacks as may be required by law), standard employee benefits and four weeks of vacation.

Our employment agreement with Mr. Antoun provides that, in the event Mr. Antoun’s employment is terminated by us without “cause” or by Mr. Antoun for “good reason,” Mr. Antoun is eligible to receive the following: (i) severance equal to one year of his annual base salary, payable over the 12 months following termination, (ii) continued medical benefits until the earlier of one year following termination and his coverage under the medical benefit plan of another employer and (iii) an additional one year of service credit for purposes of determining vesting of time-based equity compensation awards. The additional vesting described in (iii) above also applies if Mr. Antoun’s employment terminates due to his death or disability. In the event of termination of Mr. Antoun’s employment for any reason, he is entitled to payment of his earned and unused (and unforfeited) vacation. The severance benefits described in clause (i) above are conditioned upon Mr. Antoun timely delivering a valid and irrevocable release of claims in favor of the Company.

Mr. Antoun is also subject to a separate confidentiality and intellectual property agreement and a separate non-competition and non-solicitation agreement, the latter of which provides that Mr. Antoun will not compete with the Company or solicit Company associates during a one year Restricted Period.

Mr. Antoun has also entered into a separate CIC Agreement with the Company, the terms of which are described in “Potential Payments Upon Termination or Change in Control — Potential Payments upon a Change in Control — Change in Control Severance Agreements.”

Joseph G. Kishkill

Effective as of September 9, 2013, we entered into an employment agreement with Mr. Joseph G. Kishkill to serve as our chief commercial officer. Under the terms of his employment agreement, during 2013 Mr. Kishkill was entitled to an annual base salary as described under “Compensation Discussion and Analysis — 2013 Compensation Decisions — Base Salary,” the opportunity to participate in the Company’s annual bonus program with a target annual bonus of 70% (subject to such clawbacks as may be required by law), as described under “Compensation Discussion and Analysis — 2013 Compensation Decisions — Cash Incentive Compensation,” other senior level incentive programs (subject to such clawbacks as may be required by law), standard employee benefits and four weeks of vacation. The Company also provided Mr. Kishkill with the following additional compensation: (i) a one-time taxable cash sign-on bonus of $100,000 (to help offset relocation costs and compensation he forfeited by leaving his prior employer, and subject to recoupment in the event that Mr. Kishkill resigns or is terminated for “cause” on or before September 9, 2014) and (ii) a one-time sign-on / new hire equity award of restricted stock units having an aggregate market value on the date of grant of $450,000, which vests ratably over four years in equal installments, commencing on the first anniversary of the date of grant. In addition, Mr. Kishkill was granted 125,000 KSTEPP units.

Our employment agreement with Mr. Kishkill provides that, in the event Mr. Kishkill’s employment is terminated by us without “cause” Mr. Kishkill is eligible to receive the following: (i) severance equal to one year of his annual base salary, payable over the 12 months following termination, (ii) continued medical benefits until the earlier of one year following termination and his coverage under the medical benefit plan of another employer and (iii) an additional one year of service credit for purposes of determining vesting of time-based equity compensation awards. The additional vesting described in (iii) above also applies if Mr. Kishkill’s employment terminates due to his death or disability. In the event of termination of Mr. Kishkill’s employment for any reason, he is entitled to payment of his earned and unused (and unforfeited) vacation. The severance and accelerated vesting benefits described in clauses (i) and, in the case of termination without “cause”, (iii) above are conditioned upon Mr. Kishkill timely delivering a valid and irrevocable release of claims in favor of the Company.

Mr. Kishkill is also subject to a separate confidentiality and intellectual property agreement and a separate non-competition and non-solicitation agreement, the latter of which provides that Mr. Kishkill will not compete with the Company or solicit Company associates during a one year Restricted Period.

Mr. Kishkill has also entered into a separate CIC Agreement with the Company, the terms of which are described in “Potential Payments Upon Termination or Change in Control — Potential Payments upon a Change in Control — Change in Control Severance Agreements.”

Carol F. Campbell

On February 1, 2007, we entered into an employment agreement with Ms. Carol F. Campbell in connection with her service as our director, human resources which was amended in December 2008 to reflect her promotion to vice president, human resources. This employment agreement was further amended in July 2009 to provide for the accelerated vesting in full of her new-hire equity in the event her employment terminated without “cause” (all applicable equity has since vested) and amended again in November 2009 to reflect Ms. Campbell’s promotion to executive vice president, human resources. Ms. Campbell served as executive vice president, human resources until her retirement on February 3, 2014. Under the terms of her employment agreement, during 2013 Ms. Campbell was entitled to an annual base salary as described under “Compensation Discussion and Analysis — 2013 Compensation Decisions — Base Salary,” the opportunity to participate in the Company’s annual bonus program with a target annual bonus of 60%, as described under “Compensation Discussion and Analysis — 2013 Compensation Decisions — Cash Incentive Compensation,” other senior level incentive programs, standard employee benefits and four weeks of vacation.

Effective February 3, 2014 Ms. Campbell retired from the Company. In connection with her retirement, Ms. Campbell is eligible to receive a prorated bonus for the days worked in 2014, payable at the same time as all other bonuses in early 2015 and the dollar value of any earned but unused (and unforfeited) vacation. Additionally, Ms. Campbell is eligible to receive a pro-rata KSTEPP settlement as described under the “Compensation Discussion and Analysis — Equity-Based Compensation — KSTEPP.”

Ms. Campbell is also subject to a separate confidentiality and intellectual property agreement and a separate non-competition and non-solicitation agreement, the latter of which provides that Ms. Campbell will not compete with the Company or solicit Company associates during a one year Restricted Period.

Raffi Garabedian

Effective as of May 1, 2012, we entered into an employment agreement with Mr. Raffi Garabedian, to reflect his promotion to chief technology officer. Under the terms of his employment agreement, during 2013 Mr. Garabedian was entitled to an annual base salary as described under “Compensation Discussion and Analysis — 2013 Compensation Decisions — Base Salary,” the opportunity to participate in the Company’s annual bonus program with a target annual bonus of 65% (which was subsequently increased to 75% and is subject to such clawbacks as may be required by law), as described under “Compensation Discussion and Analysis — 2013 Compensation Decisions — Cash Incentive Compensation,” other senior level incentive programs, standard employee benefits and four weeks of vacation.

Our employment agreement with Mr. Garabedian provides that, in the event Mr. Garabedian’s employment is terminated by us without “cause”, Mr. Garabedian is eligible to receive the following: (i) severance equal to one year of his annual base salary, payable over the 12 months following termination, (ii) continued medical benefits until the earlier of one year following termination and his coverage under the medical benefit plan of another employer and (iii) an additional one year of service credit for purposes of determining vesting of time-based equity compensation awards. The additional vesting described in (iii) above also applies if Mr. Garabedian’s employment terminates due to his death or disability. In the event of termination of Mr. Garabedian’s employment for any reason, he is entitled to payment of his earned and unused (and unforfeited) vacation. The severance benefits described in clause (i) above are conditioned upon Mr. Garabedian’s timely delivering a valid and irrevocable release of claims in favor of the Company.

Mr. Garabedian is also subject to an intellectual property agreement that includes the confidentiality, non-competition and non-solicitation agreement, the latter of which provides that Mr. Garabedian will not compete with the Company or solicit Company associates during a one year Restricted Period.

Mr. Garabedian has also entered into a separate CIC Agreement with the Company, the terms of which are described in “Potential Payments Upon Termination or Change in Control — Potential Payments upon a Change in Control — Change in Control Severance Agreements.”

Mary Beth Gustafsson

On February 20, 2009, we entered into an employment agreement with Ms. Mary Beth Gustafsson in connection with her service as our vice president and general counsel. This employment agreement was amended in July 2009 to provide for the accelerated vesting in full of her new-hire equity in the event her employment terminated without “cause” and amended again in November 2009 to reflect Ms. Gustafsson’s promotion to executive vice president and her assumption of the corporate secretary function at that time. Under the terms of her employment agreement, during 2013 Ms. Gustafsson was entitled to an annual base salary as described under “Compensation Discussion and Analysis — 2013 Compensation Decisions — Base Salary,” the opportunity to participate in the Company’s annual bonus program with a target annual bonus of 70%, as described under “Compensation Discussion and Analysis — 2013 Compensation Decisions — Cash Incentive Compensation,” other senior level incentive programs, standard employee benefits and four weeks of vacation.

Under the terms of her employment agreement, Ms. Gustafsson was eligible to receive the following: (i) severance equal to one year of her annual base salary, payable over the 12 months following termination, and subject to Ms. Gustafsson’s execution of a release in favor of the Company, (ii) continued medical benefits until the earlier of one year following termination and her coverage under the medical benefit plan of another employer and (iii) an additional one year of service credit for purposes of determining vesting of equity-based compensation awards. Ms. Gustafsson was also entitled to payment of her earned and unused (and unforfeited) vacation.

Effective September 30, 2013 Ms. Gustafsson’s employment ended. In connection with Ms. Gustafsson’s separation from service, the Company agreed to waive the severance payment mitigation provision in her employment agreement requiring severance payments to be reduced by any payments earned from employment or self-employment during the applicable severance period, in exchange for Ms. Gustafsson’s agreement to extend the Restricted Period in her non-competition and non-solicitation agreement (which provides Ms. Gustafsson will not compete with the Company or solicit Company associates during the Restricted Period) from 12 to 24 months following employment termination. In connection therewith, the compensation committee also agreed to pay Ms. Gustafsson a 2013 bonus prorated for the number of days worked during the year, payable at the same time and same level as other executives.

Ms. Gustafsson is also subject to a separate confidentiality agreement. Ms. Gustafsson’s release has been executed and is irrevocable, and she is receiving severance benefits. Additionally, Ms. Gustafsson is eligible to receive a pro-rata KSTEPP settlement as described under the “Compensation Discussion and Analysis — Equity-Based Compensation — KSTEPP.”

Potential Payments Upon Termination or Change in Control

Potential Payments Upon Termination of Employment (Other Than in the Context of a Change in Control)

The table below reflects the estimated amount of compensation payable to Messrs. Hughes, Widmar, Antoun, Kishkill and Garabedian in the event of termination of such executive’s employment as of December 31, 2013. The table shows the actual severance payments that Ms. Gustafsson received in 2013 in connection with her termination. Amounts payable to Ms. Campbell are not included in the table because she retired effective February 3, 2014 and did not receive any additional payments related to her retirement. The amount of compensation payable to each other named executive officer upon involuntary termination without “cause” (or, for Messrs. Hughes and Antoun, a resignation for “good reason”) and termination due to disability or death of the executive, in each case, other than in connection with a change in control, is shown below. The amounts shown assume that such termination was effective as of December 31, 2013, and thus include amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon their termination. Unless noted below, for purposes of the calculations below, we have used a share value of $54.64 per share, which was the closing price of our common stock on December 31, 2013, the last trading day in 2013. The actual amounts to be paid out can only be determined at the time of the executive’s separation from the Company. None of the named executive officers are or were entitled to compensation upon a termination for “cause” (except for the value of any earned and unused (and unforfeited) vacation).

For descriptions relating to these payments and benefits, including any release, non-competition, non-solicitation or similar requirements, see “Employment Agreements and Arrangements.” The amounts do not include amounts payable pursuant to the Company’s contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of executive officers of the Company and that are available generally to all salaried associates, including payment of accrued rights such as payment for accrued and unpaid vacation.

Name	Involuntary Not for Cause Termination ($)(1)		Termination Due to Death or Disability ($)
James A. Hughes
Cash Severance	2,437,500	(2)	937,500	(6)
Health Coverage	23,070	(3)	—
Equity Treatment	1,587,401	(4)	1,587,401	(4)

Total	4,047,971		2,524,901
Mark R. Widmar
Cash Severance	1,045,000	(2)	495,000	(6)
Health Coverage	17,753	(3)	—
Equity Treatment	1,994,961	(4)	1,994,961	(4)

Total	3,057,714		2,489,961
Georges J. Antoun
Cash Severance	1,017,500	(2)	467,500	(6)
Health Coverage	17,753	(3)	—
Equity Treatment	1,655,756	(4)	1,655,756	(4)

Total	2,691,009		2,123,256
Joseph G. Kishkill
Cash Severance	680,000	(2)	280,000	(6)
Health Coverage	16,565	(3)	—
Equity Treatment	160,751	(4)	160,751	(4)

Total	857,316		440,751
Carol F. Campbell
Cash Severance	—		—
Health Coverage	—		—
Equity Treatment	—		—

Total	—		—
Raffi Garabedian
Cash Severance	717,500	(2)	307,500	(6)
Health Coverage	17,753	(3)	—
Equity Treatment	874,459	(4)	874,459	(4)

Total	1,609,712		1,181,959
Mary Beth Gustafsson
Cash Severance	328,803	(5)	—
Health Coverage	1,515	(3)	—
Equity Treatment	1,097,299	(4)	—
Relocation	22,360		—
Outplacement Assistance	15,000		—

Total	1,464,977		—

(1)	For Ms. Gustafsson, amounts reflect the severance benefits she received (or became entitled to receive) in 2013. For Messrs. Hughes and Antoun, amounts reflected in these columns would also be payable upon a resignation for “good reason.”

(2)	Estimates based on aggregate payments made over the severance period, which period for Mr. Hughes is 24 months and for all other executives is 12 months. Includes annualized cash bonus calculated at target because, under the terms of the cash incentive compensation program, the 2013 cash incentive compensation is earned and payable to any associate who is employed on the last day of the year.

(3)	Represents maximum aggregate value of continued health benefit coverage based on 2014 costs for this benefit, to be provided over the health benefit continuation period, which is 24 months for Mr. Hughes and 12 months for Messrs. Widmar, Antoun, Kishkill and Garabedian. For Ms. Gustafsson, represents the aggregate value of the continued health benefits she was eligible to receive in 2013.

(4)	For Ms. Gustafsson, amounts represent actual payments, and for all others, amounts are estimates, based on aggregate value of 12 months’ acceleration of the vesting of equity-based awards outstanding on December 31, 2013, as provided under the terms of each executive’s employment agreement. KSTEPP awards are valued at $0 because vesting cannot occur prior to December 31, 2014.

(5)	Represents the value of cash severance payments Ms. Gustafsson received in 2013 and the prorated cash incentive compensation Ms. Gustafsson received for her service in 2013.

(6)	Our 2013 annual cash incentive compensation plan requires that all associates be employed through the end of the calendar year with the following exceptions: retirement, death and long-term disability. These exceptions allow eligibility for a pro-rated award based on days of service completed during the performance year. Calculation is shown as target annualized payout of 1X.

Potential Payments Upon a Change in Control

KSTEPP

In the event of a change of control (as defined below) that occurs during the performance period for our KSTEPP awards granted under the 2010 Omnibus Plan, 25% of the then-unvested portion of each award will accelerate and become vested without regard to achievement of the performance goal as of such time, in order to allow our executives to share in the gains that would, at such time, be realized by our stockholders. The 25% vesting provision supersedes the change of control provisions in the CIC Agreements between the Company and the named executive officers (described below). For more detail about our KSTEPP program, see “Compensation Discussion and Analysis — 2013 Compensation Decisions — Equity-Based Compensation — KSTEPP.”

In addition, the compensation committee has discretion to further accelerate the vesting of the KSTEPP awards in connection with a change of control, including to amend an award to increase the vested percentage payable upon the occurrence of a change of control, which discretion is expected to be exercised based on the Company’s actual performance relative to the vesting conditions. Periodically (and at any time when a change of control is anticipated), the compensation committee will review the Company’s progress towards achievement of either the partial or the full vesting condition and evaluate whether it is appropriate to amend the award (or, if a change of control is expected, to exercise its discretion) to provide accelerated vesting of a higher portion of the award, effective in all cases only upon an actual change of control.

The term “change of control” in the 2010 Omnibus Plan is defined generally as the occurrence of any of the following events:

•	during any period of 24 consecutive months, a change in the composition of a majority of our board of directors that is not supported by a majority of the incumbent board of directors;

•

the consummation of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of the total gross fair market value (determined without regard to liabilities) of our assets, subject to certain exceptions for transactions that would not constitute a change in control;

•	the approval by our stockholders of a plan of our complete liquidation or dissolution; or

•

an acquisition by any individual, entity or group of beneficial ownership of a percentage of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors that is equal to or greater than the greater of (a) 20% and (b) the percentage of the combined voting power of the outstanding voting securities owned by certain specified stockholders, with exceptions for certain acquisitions.

Change in Control Severance Agreements

The Company has entered into CIC Agreements with its executive officers and certain senior management, including each of its named executive officers. As of July 2013, our compensation committee determined that such CIC Agreements will no longer provide for full vesting of unvested time-vested equity-based compensation upon a change in control of the Company and will instead provide for vesting of such equity-based compensation only upon a termination without “cause” or resignation for “good reason” within two years following a change in control of the Company. Consistent with the decision, pursuant to the CIC Agreement entered into with Mr. Kishkill, if a change in control occurs (substantially as defined in the 2010 Omnibus Plan, except that a change in control will only be deemed to have occurred if such change in control constitutes a change in the ownership or effective control of the Company or a change in the ownership or a substantial portion of the assets of the Company within the meaning of Section 409A of the Code), Mr. Kishkill will only become entitled to accelerated vesting of all equity-based, long-term incentive awards (other than awards which by their express terms do not accelerate under the CIC Agreements) upon termination without “cause” or resignation for “good reason” within two years following a change in control of the Company. Under the legacy CIC Agreements with Messrs. Hughes, Widmar, Antoun and Garabedian, if a change in control occurs (substantially as defined in the 2010 Omnibus Plan, except that, pursuant to an August 2013 amendment to such CIC Agreements, a change in control will only be deemed to have occurred if such change in control constitutes a change in the ownership or effective control of the Company or a change in the ownership or a substantial portion of the assets of the Company within the meaning of Section 409A of the Code), the executive would become immediately entitled to accelerated vesting of all equity-based, long-term incentive awards (other than awards which by their express terms do not accelerate under the CIC Agreements).

Named executive officers who are party to a CIC Agreement will also be entitled to severance payments and benefits if, in the case of each named executive officer other than Mr. Kishkill, the executive’s employment with the Company is terminated in anticipation of a change in control or if, with respect to each named executive officer, during the two-year period after a change in control, the executive’s employment is terminated without “cause” or the executive resigns for “good reason” (which includes material changes in an executive’s duties, responsibilities or reporting relationships, failure to provide equivalent compensation and benefits and being required to relocate 50 or more miles) (such termination, a “qualifying termination”). If terminated or separated from the Company under those circumstances, the executive would be entitled to the following additional benefits under the CIC Agreement:

•	a lump-sum cash severance payment equal to two times the sum of (i) the executive’s annual base salary (without regard to any reduction giving rise to “good reason”) and (ii) the greater of -

•	the executive’s target annual bonus for the year of termination; and

•

the average of the annual cash bonuses payable to the executive in respect of the three full calendar years immediately preceding the calendar year that includes the termination date or, if the executive has not been employed for three full calendar years preceding the calendar year that includes the termination date, the average of the annual cash bonuses payable to the executive for the number of full calendar years prior to the termination date that he or she has been employed;

•	a pro-rated target annual bonus;

•	the continuation of, or reimbursement for, medical and dental benefits for 18 months after termination of employment, and

•	reimbursement for the cost of executive-level outplacement services (subject to a $20,000 limit).

Pursuant to Mr. Kishkill’s CIC Agreement as well as the August 2013 amendment to the legacy CIC Agreements, the lump-sum cash severance payment and the 18-month medical and dental reimbursement period will be reduced by the severance payments payable and the period of time in which each executive receives benefits following termination, as applicable, pursuant to each executive’s employment agreement.

To obtain severance benefits under a CIC Agreement, an executive must first execute a separation agreement with the Company that includes a waiver and release of any and all claims against the Company. For terminations other than a qualifying termination following a change in control, the executive is entitled to accrued rights only.

As a result of our compensation committee’s decision in 2011 to no longer provide any newly hired executives with 280G tax gross up payments and Ms. Campbell’s retirement and Ms. Gustafsson’s separation from service, we no longer have any legacy employment agreements with our named executive officers that allow for 280G tax gross up payments.

The table below shows the amounts that would be payable to each of the named executive officers (other than Mses. Campbell and Gustafsson, who separated from service with us in 2014 and 2013, respectively) who is party to a CIC Agreement in the event of a qualifying termination following a change in control, if a change in control and the qualifying termination had occurred on December 31, 2013, using a share value of $54.64 per share, which was the closing price of our common stock on December 31, 2013, the last trading day in 2013.

The amounts do not include amounts payable pursuant to the Company’s contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of executive officers of the Company and that are available generally to all salaried associates, including payment of accrued rights such as payment for accrued and unpaid vacation.

Name	Cash Severance Payment Amount ($)(1)	Value of Accelerated Equity Awards ($)(2)	Estimated Value of Medical and Welfare Benefits ($)(3)	Estimated Value of Outplacement Assistance ($)(4)	Total ($)
James A. Hughes	4,312,500	12,607,743	18,545	20,000	16,958,788
Mark R. Widmar	2,695,000	9,857,111	27,540	20,000	12,599,651
Georges J. Antoun	2,502,500	9,348,740	27,540	20,000	11,898,780
Joseph Kishkill	1,640,000	2,350,504	16,565	20,000	4,027,069
Raffi Garabedian	1,742,500	2,714,291	17,753	20,000	4,494,544

(1)	The Company will pay the executive an amount equal to two times the sum of (a) the executive’s annual base salary (without regard to any reduction giving rise to “good reason”) and (b) the greater of (i) the annual bonus and (ii) the average annual cash bonuses payable to the executive in respect of the three (3) calendar years immediately preceding the calendar year that includes the termination date, or if the executive has not been employed for three (3) full calendar years preceding the calendar year that includes the termination date, the average of the annual cash bonuses payable to the executive for the number of full calendar years prior to the termination date that he/she has been employed. In addition, the Company will pay the executive a prorated bonus based on the number of days the Executive was employed by the Company in the fiscal year containing the termination date.

(2)	The vesting of all time-based equity awards for Messrs. Hughes, Widmar, Antoun and Garabedian is a “single-trigger” benefit; the time-based equity awards vest upon a change in control. The vesting of all time-based equity awards for Mr. Kishkill is a “double-trigger” benefit; the time-based equity awards vest upon a termination without “cause” or for resignation for “good reason” within two years following a change in control of the Company. The KSTEPP performance grant would vest at 25% upon a change in control assumed to occur on December 31, 2014 with additional vesting subject to Compensation Committee discretion. Because the compensation committee has not applied discretion to date, KSTEPP vesting is reflected at 25%.

(3)	Estimated value of 18 months continued health benefits based on 2014 costs for these benefits.

(4)	Assumes a maximum payment of $20,000 which may be made for outplacement assistance.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Upon the recommendation of the nominating and governance committee of the board of directors, the board of directors has nominated for election at the annual meeting the following slate of eleven nominees. Information about these nominees is provided above under the heading “Directors.” Each of the nominees is currently serving as a director of the Company. The persons appointed in the enclosed proxy intend to vote such proxy for the election of each of the eleven nominees named below, unless the stockholder indicates on the proxy that the vote should be withheld from any or all of the nominees. The Company expects each nominee for election as a director at the annual meeting to be able to accept such nomination. If any nominee is unable to accept the nomination, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless you have withheld authority.

Nominees

The Board of Directors has nominated for election to the Board of Directors the following eleven nominees:

Michael J. Ahearn

Sharon L. Allen

Richard D. Chapman

George A. Hambro

James A. Hughes

Craig Kennedy

James F. Nolan

William J. Post

J. Thomas Presby

Paul H. Stebbins

Michael Sweeney

Required Vote

The eleven nominees receiving the highest number of affirmative votes of the shares of our common stock present at the annual meeting in person or by proxy and entitled to vote shall be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” these nominees.

Recommendation

Our board of directors recommends a vote “FOR” the election to the board of directors of each of the foregoing nominees.

PROPOSAL NO. 2:

RATIFICATION OF THE APPOINTMENT

OF PRICEWATERHOUSECOOPERS LLP

The audit committee of the board of directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2014. During fiscal years 2011, 2012, and 2013, PricewaterhouseCoopers LLP served as our independent registered public accounting firm and also provided certain tax and other audit-related services. See “Principal Accountant Fees and Services.” Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Required Vote

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014 requires the affirmative vote of a majority of the shares of our common stock present at the annual meeting in person or by proxy and entitled to vote. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of PricewaterhouseCoopers LLP.

Recommendation

Our board of directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is providing stockholders with an advisory vote on executive compensation as required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Section 14A was added to the Exchange Act by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. At the Company’s annual meeting of stockholders in 2011, the stockholders voted to hold an advisory vote on executive compensation every three years, as recommended by our board of directors.

Discussion

As described more fully in the Compensation Discussion and Analysis section of this proxy statement, the Company’s executive compensation program promotes a performance-based culture and aligns the interests of stockholders and executives through at-risk compensation tied to an appropriate balance of near-term and long-term objectives. We are dedicated to global leadership and to delivering superior stockholder value. Our executive compensation philosophy supports these objectives by attracting and retaining the best management talent and by motivating these employees to achieve business and financial goals that create value for stockholders in a manner consistent with First Solar’s mission and strategic plan. The Company’s executive compensation received the approval of 89.3% of the votes cast at the annual meeting of stockholders in 2011.

For the foregoing reasons, our board of directors recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

Required Vote

Because the vote is advisory, it will not be binding upon our board of directors; however, our board and compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements. Unless marked to the contrary, proxies received will be voted “FOR” the approval of the compensation of our named executive officers as disclosed in this proxy statement.

Recommendation

Our board of directors recommends a vote “FOR” the Company’s executive compensation as disclosed in this proxy statement.

STOCKHOLDER PROPOSAL NO. 1:

ACCELERATED VESTING OF EQUITY AWARDS UPON CHANGE-IN-CONTROL

The Central Laborers’ Pension Fund has advised us that it intends to submit the proposal set forth below for consideration at our annual meeting.

RESOLVED: The shareholders of First Solar, Inc. ask the board of directors to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award(s) granted to any senior executive, provided, however, that the board’s Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award(s) will vest on a partial, pro rata basis up to the time of the senior executive’s termination, with such qualifications for an award as the Committee may determine.

For purposes of this Policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which addresses executive compensation. This resolution shall be implemented so as not affect any contractual rights in existence on the date this proposal is adopted.

Supporting Statement

First Solar allows senior executives to receive an accelerated award of unearned equity immediately upon a change of control of the Company. We do not question that some form of severance payments may be appropriate in that situation. We are concerned that current practices at First Solar may permit windfall awards that have nothing to do with a senior executive’s performance.

The company’s 2013 proxy statement provides:

Under the CIC (“Change in Control”) Agreements, if a change in control (substantially as defined in the 2010 Omnibus Plan) occurs, the executive would become immediately entitled to accelerated vesting of all equity-based, long-term incentive and cash incentive compensation awards (other than awards which by their express terms do not accelerate under the CIC Agreements).

According to last year’s proxy statement, a change in control on December 31, 2012 could have accelerated the vesting of over $21 million worth of long-term equity awards to five of First Solar’s senior executives; with Mr. James Hughes, the Company’s new CEO, entitled to $5.1 million, out of a total personal severance package worth $9.2 million.

We are not persuaded by the argument that executives somehow “deserve” to receive unvested awards. To accelerate the vesting of unearned equity on the theory that an executive was denied the opportunity to earn those shares seems inconsistent with a “pay for performance” philosophy worthy of the name.

We do believe, however, that an affected executive should be eligible to receive an accelerated vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.

Other major corporations, including Apple, Chevron, Dell, ExxonMobil, IBM, Intel, Microsoft, and Occidental Petroleum, have limitations on accelerated vesting of unearned equity, such as providing pro rata awards or simply forfeiting unearned awards.

Statement of the Board of Directors in Opposition to the Stockholder Proposal

Our executive compensation program is designed to attract, motivate and retain a highly qualified executive management team and to appropriately reward our executives for their contribution to the achievement of our short-term and long-term business goals and the creation and enhancement of stockholder value. For the reasons outlined below, we believe this proposal would conflict with and potentially undermine the objectives of our executive compensation program, is unnecessary in light of recent changes adopted by our compensation committee and would not be in the best interests of the Company or our stockholders. We therefore recommend that you vote AGAINST this proposal.

The Company’s CIC Agreements with Newly Hired Executives No Longer Provide “Single-Trigger” Vesting Upon a Change in Control

Our compensation committee, which is comprised entirely of independent directors, periodically considers the optimal structure for the Company’s equity incentive programs, including the treatment of equity awards following a change in control of the Company. Prior to July 2013, the CIC Agreements provided for “single-trigger” vesting of equity-based compensation (i.e., accelerated vesting of all then-unvested equity-based compensation upon a change in control) other than our KSTEPP awards, which are not subject to the change-in-control vesting provisions of the CIC Agreements. For a description of KSTEPP vesting in the event of a change in control, see “Compensation Discussion and Analysis — 2013 Compensation Decisions — Equity —Based Compensation 2013 KSTEPP”).

In July 2013, our compensation committee determined that, effective immediately, all CIC Agreements entered into with newly hired executives would provide for “double-trigger” vesting of equity-based compensation (i.e., accelerated vesting of then-unvested equity-based compensation only upon a termination without “cause” or resignation for “good reason” within two years following a change in control). Accordingly, the CIC Agreements entered into with Mr. Kishkill in September 2013 and Mr. Kaleta effective March 2014 provide for “double-trigger” vesting. This change reflected, among other things, evolving market practice and the related corporate governance landscape. As noted above, our KSTEPP awards are not subject to the vesting provisions of our CIC Agreements and therefore were not impacted by this change. For a detailed description of the CIC Agreements with our named executive officers and the “double-trigger” equity vesting structure, see “Compensation Discussion and Analysis — 2013 Compensation Decisions — Equity-Based Compensation — Double-Trigger Equity Vesting”.

We Believe a Full Range of Compensation Tools is Critical

We continue to believe, consistent with our compensation philosophy, that long-term incentive awards should represent the largest component of our executives’ compensation rather than concentrate the annual compensation of our executives in the form of fixed or short-term cash compensation, such as salary and bonuses (which are subject to significantly less risk of forfeiture in the event of a change in control). We believe that by making such a significant portion of each executive’s annual target total compensation opportunity at risk in this way, we ensure that such compensation is linked to the long-term interests of our stockholders as well as the Company’s performance.

We divide this long-term incentive compensation between equity-based awards of time-based restricted stock units and performance-based KSTEPP awards, each of which serve as a substantial retention tool; this approach has served the Company well in regards to hiring and retaining our leadership team during challenging times in the market. In addition to providing a retention component to our executive compensation program, we believe that placing a significant percentage of compensation at risk over extended vesting periods (which, in the case of our KSTEPP awards, may span as many as seven years) incentivizes executives to have a long-term perspective, focus on long-term stock price performance and create long-term value for the Company and our stockholders.

A collateral effect of this approach is that our executives have a material amount of their compensation placed at risk of forfeiture in the event of a change in control. The intent of our compensation philosophy is not to punish our executives for the Company performing well enough to attract interest from a third-party in a transaction that could yield a significant positive return to shareholders, and therefore the provisions we have adopted in the case of such an event are designed to address this potential risk. The provisions of these awards that address vesting (in whole or in part) in connection with a change in control were included to ensure that our executives remain focused on the Company’s initiatives and performance, even during times of transition.

In the case of time-based restricted stock units granted to executives who joined the Company after July 2013, such awards do not accelerate automatically upon a change in control. Rather, they will only accelerate if, following the change in control, the Company actually or constructively terminates the executive through no fault of his or her own. In the case of our KSTEPP awards, in light of the unusually long vesting and performance term, our compensation committee has discretion to vest all or a portion of the award in the event of a change in control, and it is our expectation that any such accelerated vesting would be consistent with the Company’s actual performance at the time of such change in control. These approaches provide security to our executives that we believe mitigates the distractions over the potential personal impact of the transaction and allow for the Company to control whether the time-based awards remain outstanding through their originally intended vesting date.

At our 2011 Annual Meeting of Stockholders, 89.3% of our stockholders approved our executive compensation program in our most recent “say on pay” stockholder advisory vote.

Alignment of the Interests of Our Executives and Our Stockholders

We believe that the vesting provisions described above are an appropriate and effective means by which to further the objectives of our executive compensation program by aligning the interests of our executives with the interests of our stockholders. Our current vesting structure allows our executives to remain objective and focused on protecting stockholders’ interests and maximizing stockholder value during a potential change in control transaction. At the same time, it ensures that executives are not penalized with a potential loss of significant incentive compensation that could occur in connection with the consummation of a transaction that is in the best interests of our stockholders. These arrangements enable our executives to avoid distractions and potential personal conflicts of interest that could otherwise arise when the Company is considering a potential change in control transaction, thus encouraging stability in our business operations throughout any transition and keeping our executives’ objective input available to the Board during any such transaction.

Attracting and Retaining Top Executive Talent

Adoption of this proposal could disadvantage the Company in competing for executive talent. The Company’s current approach to accelerated vesting in connection with a change in control is consistent with market standards, and our compensation committee periodically reviews its approach to ensure that, as the market evolves, our practices do too. However, unless the broad prohibition on accelerated vesting of equity awards advocated by this proposal is implemented by every company with which we compete for executive talent, this proposal could adversely affect our ability to attract and retain highly qualified executives, thus jeopardizing the Company’s performance and ability to create and deliver maximum value to our stockholders. In addition, the vesting changes advocated for in this proposal, if adopted, could make it more difficult for the Company to retain key executives during a potential change in control transaction, which could make it difficult for the potential transaction to advance in a manner that would serve the best interests of our stockholders.

Accordingly, we believe that the current structure of our executive compensation program, including the recently adopted, prospective “double-trigger” equity vesting structure applicable to our time-based equity awards, is appropriate and effective, is consistent with our compensation philosophy and is in the best interests of the Company and our stockholders.

Required Vote

Approval of this stockholder proposal requires the affirmative vote of a majority of the shares of our common stock present at the annual meeting in person or by proxy and entitled to vote. If stockholders return a validly executed proxy solicited by the Board, the shares represented by the proxy will be voted on this proposal in the manner specified by the stockholder. If stockholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the Board are to be voted on this proposal, such shares shall be counted as abstentions. Under Delaware law, abstentions will have the same effect as a vote against the proposal.

Recommendation

Our board of directors recommends a vote “AGAINST” the adoption of this stockholder proposal.

STOCKHOLDER PROPOSAL NO. 2:

MAJORITY VOTING STANDARD IN UNCONTESTED DIRECTOR ELECTIONS

The United Brotherhood of Carpenters and Joiners of America (“Carpenters”) has advised us that it intends to submit the proposal set forth below for consideration at our annual meeting.

RESOLVED: That the shareholders of First Solar Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s corporate governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

SUPPORTING STATEMENT

First Solar’s Board of Directors should establish a majority vote standard in director elections in order to provide shareholders a meaningful role in these important elections. The proposed majority vote standard requires that a director nominee receive a majority of the votes cast in an election in order to be formally elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. Under the current plurality standard, a board nominee can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee. We believe that a majority vote standard in board elections establishes a challenging vote standard for board nominees, enhances board accountability, and improves the performance of boards and individual directors.

In recent years, approximately 87% of the companies in the S&P 500 Index have adopted a majority vote standard in company bylaws, articles of incorporation, or charter. These companies have also adopted a director resignation policy that establishes a board-centric post-election process to determine the status of any director nominee that is not elected. This dramatic move to a majority vote standard is in direct response to strong shareholder demand for a meaningful role in director elections.

The First Solar Board of Directors has not acted to establish a majority vote standard, retaining its plurality vote standard. The Board should take this critical first step in establishing a meaningful majority vote standard. With a majority vote standard in place, the Board can then act to adopt a director resignation policy to address the status of unelected directors. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors at First Solar, while reserving for the Board an important post-election role in determining the continued status of an unelected director. We urge the Board to join the mainstream major U.S. companies and establish a majority vote standard in director elections.

Please vote FOR this proposal.

STATEMENT OF THE BOARD OF DIRECTORS IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

We remain committed to strong corporate governance and it is our fiduciary duty to act in the best interests of our stockholders. The proponent makes a generic, one-size-fits-all argument with respect to director elections that is neither necessary nor appropriate for us. After careful consideration, we have determined that this stockholder proposal would not enhance stockholder value and would not be in the best interests of the Company or its stockholders. We therefore recommend that you vote AGAINST this proposal.

Our Current Process Elects Highly Qualified Directors

Adoption of a strict majority voting standard seems especially unwarranted and unnecessary in our case because we have a strong corporate governance process designed to identify and propose director nominees who will best serve the interests of the Company and our stockholders. The Board maintains a Nominating and Governance Committee that consists entirely of independent directors, and all of the members of the Board, other than our Chairman and Chief Executive Officer, are independent. The Nominating and Governance Committee applies a rigorous set of criteria in identifying director nominees and has established procedures to consider and evaluate persons recommended by stockholders. As a result of these practices, our stockholders have consistently elected, by strong majorities, highly qualified directors with a diverse set of experiences, qualifications, attributes and skills, substantially all of whom have been “independent” within standards adopted by the NASDAQ. Because our stockholders have a history of electing highly-qualified and independent directors using our current voting system, a change in the director election process is not necessary to improve our corporate governance.

The proponent’s characterization of plurality voting, particularly the statement that a director may be elected by a single vote even if a substantial majority of the votes cast are “withheld”, is improbable—especially in light of our past voting results. The Company’s stockholders have an excellent history of electing strong and independent directors. At last year’s Annual Meeting of Stockholders, each of the current nominees received an affirmative vote of greater than 96% of the shares voted. Changing our current voting system to strict majority voting would have had no effect on director elections in any election since our initial public offering in 2006. As a result, the outcome of director elections in these years would not have been any different under a majority voting standard. The Board believes that the votes over this period reflect our stockholders’ confidence in the Board and in the strong corporate governance protections the Board has implemented.

The Stockholder Proposal May Adversely Impact Us

The majority voting standard suggested by the proponent creates the potential for “failed elections” in an uncontested election where a nominee does not receive a majority of the votes cast. A failed election would either result in the existing director continuing to serve as a holdover director or create a vacancy for the Board to fill. It is possible that the Board could be faced with a potentially large number of vacancies at one time that could adversely affect our ability to comply with applicable NASDAQ listing standards or federal securities law requirements regarding qualified Audit and Compensation Committees, the number of independent directors and financial experts. Similarly, the majority voting standard could leave the Board with an insufficient number of directors to conduct business or perform its duties. We do not believe such a result furthers stockholder democracy.

A further complication is the NASDAQ’s broker non-vote rule, which prohibits a broker from voting a customer’s shares in a director election when the stockholder customer has provided no direction to the broker, thus effectively reducing the total number of shares voted for directors. The Board is also concerned that the majority vote requirement sought by the proposal could result in undue influence of certain activist stockholders whose interests and agenda may differ from those of our stockholders generally. The solar energy sector faces many obstacles in the coming few years. We expect our directors to support policies that are in the long-term best interests of the Company and our stockholders, even if such choices could lead to “withhold” vote campaigns against qualified directors.

By contrast, the plurality voting standard promotes stability in our governance processes by ensuring that a full slate of directors is elected at each annual meeting of stockholders and that we can remain in compliance with the applicable NASDAQ listing standards and federal securities laws. As a Board, we strongly believe that a stringent majority voting policy, and the potential distraction that ensues therefrom, does not enhance the ability of our directors to act in the long-term best interests of the Company and our stockholders.

The Stockholder Proposal Creates Uncertainty

The legal community, stockholder advocates, governance experts, public companies and other groups continue to evaluate the consequences of majority voting. Plurality voting has long been the accepted standard, and the rules governing plurality voting are well established and widely understood. A majority voting standard involves potential issues for which there is little precedent, including with respect to the NASDAQ’s broker non-vote rule. Any change in voting standards should not be undertaken without a complete understanding of the full ramifications of its adoption.

We have been proactive in monitoring, and we will continue to monitor, the ongoing debate and developments on this topic. We do not believe that our interests, or our stockholders’ interests, would be best served by adopting majority voting at this time and abandoning a director election process that has served the Company well to date. If the need arises in the future with respect to either a particular vote or a series of votes in which one or more directors receives a particularly low percentage of votes cast, the Board will, of course, consider all available facts and take action that is most appropriate given these facts.

Required Vote

Approval of this stockholder proposal requires the affirmative vote of a majority of the shares of our common stock present at the annual meeting in person or by proxy and entitled to vote. If stockholders return a validly executed proxy solicited by the Board, the shares represented by the proxy will be voted on this proposal in the manner specified by the stockholder. If stockholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the Board are to be voted on this proposal, such shares shall be counted as abstentions. Under Delaware law, abstentions will have the same effect as a vote against the proposal.

Recommendation

Our board of directors recommends a vote “AGAINST” the adoption of this stockholder proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, executive officers and holders of more than 10% of our common stock to file with the Commission reports regarding their ownership and changes in ownership of our securities. We believe that, during the fiscal year ended December 31, 2013, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements.

In making these statements, we have relied upon examination of the copies of Forms 3, 4 and 5 provided to us and the written representations of our directors, executive officers and 10% stockholders.

OTHER MATTERS

It is not anticipated that any matters other than those described in this proxy statement will be brought before the annual meeting. If any other matters are presented, however, it is the intention of the persons named in the proxy to vote the proxy in accordance with the discretion of the persons named in the proxy.

HOUSEHOLDING

The Commission permits companies to send a single set of certain disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the Company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We will promptly deliver a separate copy of the proxy materials to each stockholder who has been “householded” if he or she requests the Company to do so. If you desire to receive separate copies of any of our future proxy materials, or if you are receiving multiple copies of such proxy materials and would like to receive only one copy for your household, you should contact your brokerage firm, bank, broker-dealer, trust or other similar organization, or you may contact us by telephone (602) 414-9300 or by mail at First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281, Attn: Investor Relations. Our proxy materials are also available on the internet free of charge at http://www.envisionreports.com/FSLR.

STOCKHOLDER PROPOSALS

A stockholder who would like to have a proposal considered for inclusion in our 2015 proxy statement must submit the proposal so that it is received by us no later than December 10, 2014. Commission rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to the Corporate Secretary, First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281.

If a stockholder does not submit a proposal for inclusion in next year’s proxy statement, but instead wishes to present it directly at next year’s annual meeting of stockholders, our bylaws require that the stockholder notify us in writing on or before February 20, 2015, but no earlier than January 21, 2015, to be included in our materials relating to that meeting. Proposals received after February 20, 2015 will not be voted on at the annual meeting. In addition, such proposal must also include, among other things, a brief description of the business desired to be brought before the annual meeting; the text of the proposal or business (including the text of any resolutions proposed for consideration) and the reasons for conducting such business at the annual meeting; the name and address, as they appear on the Company’s books, of the stockholder proposing such business or nomination and the name and address of the beneficial owner, if any, on whose behalf the nomination or proposal is being made; the class or series and number of shares of the Company which are beneficially owned or owned of record by the stockholder and the beneficial owner; any material interest of the stockholder in such business; and a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such annual meeting and intends to appear in person or by proxy at such meeting to propose such business. If the stockholder wishes to nominate one or more persons for election as a director, such stockholder’s notice must comply with additional provisions as set forth in our bylaws, including certain information with respect to the persons nominated for election as directors and any information relating to the stockholder that would need to be disclosed in a proxy filing. Any such proposals should be directed to the Corporate Secretary at First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the audit committee is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference into any other of the Company’s filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this report by reference therein.

The Audit Committee is comprised of four non-management directors, each of whom is independent as that term is defined in the NASDAQ Marketplace Rules and satisfies the audit committee independence standard under Rule 10A-3(b)(1) of the Exchange Act.

The Audit Committee was formed by a resolution of the board of directors on October 3, 2006 and held seven meetings during 2013.

The Audit Committee operates under a written Audit Committee Charter that was approved by the Audit Committee and approved by the board.

The Audit Committee has reviewed and discussed with management of the Company and PricewaterhouseCoopers LLP, the independent registered public accounting firm for the Company, the audited financial statements of the Company for the fiscal year ended December 31, 2013 (the “Audited Financial Statements”). The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (as amended by SAS 89 and SAS 90), as in effect on the date of this proxy statement.

PricewaterhouseCoopers LLP provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the independent accountant’s communication with the Audit Committee concerning independence, and the Audit Committee discussed with PricewaterhouseCoopers LLP the latter’s independence, including whether its provision of non-audit services compromised such independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the board of directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the Securities and Exchange Commission.

Submitted by the Members of the Audit Committee
J. Thomas Presby (Chair) Sharon L. Allen Craig Kennedy Paul H. Stebbins

DIRECTIONS TO THE 2014 ANNUAL MEETING OF STOCKHOLDERS

From Sky Harbor International Airport

•	Follow airport signs to East Exits

•	Continue to follow signs for AZ-202 E and merge onto E Sky Harbor Blvd

•	Keep right at the fork, follow signs for Priest Dr/Center Pkwy

•	Turn right onto Priest Dr

•	Turn left onto W Rio Salado Pkwy

•	Continue onto S Ash Ave

•	Turn left onto W 5th Street, hotel will be on your left

From Sky Harbor International Airport Rental Car Center

•	Head south toward E Sky Harbor Cir S

•	Turn left onto E Sky Harbor S

•	Turn right onto E Buckeye Rd

•	Merge onto I-10 E via the ramp to I-17N

•	Take exit 153 for 48th St toward AZ-143/Broadway Rd

•	Keep left at the fork, follow signs for AZ-143N/Broadway Rd

•	Turn left onto S 48th Street

•	Take exit 2 for University Dr

•	Turn right onto University Dr

•	Turn left onto S Mill Ave

•	Turn right onto E 5th St, hotel will be on your left

First Solar

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE SACKPACK

MR A SAMPLE

DESIGNATION (IF ANY)

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

1:00 a.m., Central Time, on May 21, 2014.

Vote by Internet

Go to www.envisionreports.com/FSLR

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3 and AGAINST Proposals 4 and 5.

1. Election of Directors: 01 - Michael J. Ahearn 02 - Sharon L. Allen 03 - Richard D. Chapman 04 - George A. Hambro

05 - James A. Hughes 06 - Craig Kennedy 07 - James F. Nolan 08 - William J. Post

09 - J. Thomas Presby 10 - Paul H. Stebbins 11 - Michael Sweeney

Mark here to vote FOR all nominees

Mark here to WITHHOLD vote from all nominees 01 02 03 04 05 06 07 08 09 10 11

For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2014. For Against Abstain

3. Approval, on an advisory basis, of the compensation of the Company’s named executive officers. For Against Abstain

4. Stockholder proposal regarding accelerated vesting of equity awards upon change in control.

5. Stockholder proposal regarding majority voting standard in uncontested director elections.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T

1 U P X 1 9 4 2 2 5 1

01SRNC

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

First Solar

Proxy — First Solar, Inc.

Solicited on Behalf of the Board of Directors for the Annual Meeting, May 21, 2014, Tempe, Arizona

2014 Annual Meeting of First Solar, Inc. Stockholders

May 21, 2014, 9:00 a.m. (Local Time)

Tempe Mission Palms Hotel, 60 East Fifth Street, Tempe, Arizona 85281

The undersigned hereby appoints James A. Hughes, Paul J. Kaleta and Peter C. Bartolino (the “proxies”), or any of them, with full power of substitution, to represent and to vote the Common Stock of the undersigned at the annual meeting of stockholders of First Solar, Inc., to be held at the Tempe Mission Palms Hotel, 60 East Fifth Street, Tempe, Arizona 85281, on May 21, 2014, at 9:00 a.m., or at any adjournment thereof as stated on the reverse side.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.

First Solar

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3 and AGAINST Proposals 4 and 5.

1. Election of Directors: 01 - Michael J. Ahearn 02 - Sharon L. Allen 03 - Richard D. Chapman 04 - George A. Hambro

05 - James A. Hughes 06 - Craig Kennedy 07 - James F. Nolan 08 - William J. Post

09 - J. Thomas Presby 10 - Paul H. Stebbins 11 - Michael Sweeney

Mark here to vote FOR all nominees

Mark here to WITHHOLD vote from all nominees 01 02 03 04 05 06 07 08 09 10 11

For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2014. For Against Abstain

3. Approval, on an advisory basis, of the compensation of the Company’s named executive officers. For Against Abstain

4. Stockholder proposal regarding accelerated vesting of equity awards upon change in control.

5. Stockholder proposal regarding majority voting standard in uncontested director elections.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

1 U P X 1 9 4 2 2 5 2

01SROC

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

First Solar

Proxy — First Solar, Inc.

Solicited on Behalf of the Board of Directors for the Annual Meeting, May 21, 2014, Tempe, Arizona

2014 Annual Meeting of First Solar, Inc. Stockholders

May 21, 2014, 9:00 a.m. (Local Time)

Tempe Mission Palms Hotel, 60 East Fifth Street, Tempe, Arizona 85281

The undersigned hereby appoints James A. Hughes, Paul J. Kaleta and Peter C. Bartolino (the “proxies”), or any of them, with full power of substitution, to represent and to vote the Common Stock of the undersigned at the annual meeting of stockholders of First Solar, Inc., to be held at the Tempe Mission Palms Hotel, 60 East Fifth Street, Tempe, Arizona 85281, on May 21, 2014, at 9:00 a.m., or at any adjournment thereof as stated on the reverse side.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.